UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
(Amendment No. 4)

HARBIN ELECTRIC, INC.
(Name of small business issuer in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	3621 (Primary Standard Industrial Classification Code Number)	98-0403396 (I.R.S. Employer Identification Number)

No. 9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong
Qu Harbin Kai Fa Qu, Harbin, People’s Republic of
China 150060
Telephone: 215-854-8104
(Address and telephone number of principal executive offices)

No. 9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong
Qu Harbin Kai Fa Qu, Harbin, People’s Republic of
China 150060
(Address of principal place of business or intended principal place)

Barry Raeburn
2 Penn Center, Suite 1306
Philadelphia, PA 19102
Telephone: 215-854-8104
(Name, address and telephone number of agent for service)

Copies of all communications to:

Robert M. Smith
Reed Smith LLP
Two Embarcadero Center
San Francisco, CA 94111
Telephone: 415-659-5955

Approximate date of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of shares to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock	2,080,000	$11.00	$22,880,000	$2448.16

(1)
This registration statement relates to the resale by the Selling Stockholders named in this registration statement of up to 2,080,000 shares of the registrant’s common stock, including (a) 1,600,000 shares of common stock, and (b) up to 480,000 shares of common stock issuable upon exercise of options to purchase up to 480,000 shares of the registrant’s common stock. This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock split, stock dividend, anti-dilution provisions or similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the registrant.

(2)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933 based on average high and low price of the common stock as quoted through the Over-The-Counter Bulletin Board on April 24, 2006.

(3)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information contained in prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Prospectus Subject to Completion, dated October 4, 2006

HARBIN ELECTRIC, INC.

2,080,000 shares of common stock

Up to 2,080,000 shares of common stock, $.00001 par value, are being offered by the Selling Stockholders listed on Page 11 (the “Selling Stockholders”). The shares of our common stock covered by this prospectus include: (i) 1,600,000 shares of our common stock, and (ii) up to 480,000 shares of our common stock issuable upon exercise of options issued in a private placement on August 31, 2005.

The prices at which the Selling Stockholders may sell their shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. Information regarding the Selling Stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of the shares under this prospectus.

Our common stock is traded in the over-the-counter market and quoted through the Over-The-Counter (“OTC”) Bulletin Board under the symbol: HRBN. We expect it to continue to trade in that market. The closing bid for shares of our common stock on October 3, 2006 was $8.50 based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board System. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. We cannot give any assurance that a stable trading market will develop for our common stock.

The Selling Stockholders, and any broker-dealer executing sell orders on behalf of the Selling Stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933. See “Plan of Distribution.”

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. PLEASE CAREFULLY REVIEW THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____________, 2006.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE OFFERS AND SALES WOULD BE UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS COMPLETE AND ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES OF COMMON STOCK.

TABLE OF CONTENTS

Part I
Special Note Regarding Forward-Looking Statements	1
Where You Can Find More Information	1
Prospectus Summary	1
Risk Factors	5
Use of Proceeds	11
Dilution	11
Selling Stockholders	11
Plan of Distribution	14
Directors, Executive Officers, Promoters and Control Persons	16
Security Ownership of Certain Beneficial Owners	19
Description of Securities	21
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	21
The Company	21
Selected Financial Data	31
Management’s Discussion and Analysis of Financial Condition and Results of Operation	32
Description of Property	36
Market for Common Equity and Related Stockholder Matters	36
Executive Compensation	37
Legal Proceeding	39
Legal Matters	39
Experts	39
Financial Statements	F-1
Changes and Disagreements with Accountants on Accounting and Financial Disclosure	F-32
Part II
Indemnification of Directors and Officers	II-1
Other Expenses of Issuance and Distribution	II-1
Recent Sales of Unregistered Securities	II-1
Exhibits	II-2
Undertakings	II-4
Exhibit Index	II-7

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus, exhibits and associated documents are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as well as historical information. Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

Harbin Electric, Inc. is subject to the informational requirements of the Securities Act of 1934 and, accordingly, files registration statements and other information with the SEC. You may obtain these documents electronically through the SEC’s website at http://www .sec.gov. You may also obtain copies of this information by mail from the Public Reference Room at: U.S. Securities and Exchange Commission at 100 F. Street, NE, Washington, D.C. 20549-0102. Fax: (202) 777-1027. Harbin Electric, Inc.’s filings with the SEC are also available from commercial document retrieval services. Information contained on our web site should not be considered part of this prospectus. You may also request a copy of our filings at no cost, by writing or telephoning us at: 2 Penn Center, Suite 1306, Philadelphia, PA 19102; telephone: (215) 854-8104.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important information regarding Harbin Electric, Inc. and the securities being offered herein. Since this is a summary, it may not contain all of the information that is important to you. To understand our business and this offering fully, we urge you to read this entire prospectus along with our financial statements and related notes carefully.

THE COMPANY

Corporate Headquarters:

No. 9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu
Harbin Kai Fa Qu, Harbin
People’s Republic of China 150060
Telephone: 86-451-86116757

U.S.-Based Executive Offices:

2 Penn Center, Suite 1306
Philadelphia, PA 19102
Telephone: 215-854-8104

Harbin Electric, Inc. (“Harbin” or “Harbin Electric”) is a holding company incorporated in Nevada with its principal place of business based in the People’s Republic of China (“PRC”). Harbin Electric is a publicly listed company quoted under the symbol (OTC: HRBN). Through our U.S. and China-based subsidiaries, we are primarily engaged in the business of designing, manufacturing and marketing linear motors, advanced linear motor systems, and other special motors. In this prospectus, the terms “Harbin,” “Harbin Electric,” “we,” “Company,” “us” and “our” and similar terms refer to Harbin and its subsidiaries, unless otherwise expressly stated or the context requires otherwise.

OVERVIEW

We were incorporated under the laws of the state of Nevada and, along with our wholly-owned subsidiaries, are headquartered in Harbin, China. We manufacture, design, supply and service linear motors (“LMs”) and special motors for domestic China and other international markets. LMs in concept perform similar functions as traditional rotary motors, but differ because LMs are flat in structure and can be configured into a number of forms. LMs also use the principles of magnetic properties to induce linear forces that range in power suitable for many types of applications. We have patents in China relating to commercial applications of LMs.

We believe that our LMs represent an improvement over traditional electric motors based on design, energy output, energy efficiency and precision movement. Instead of a traditional rotary motor which spins in a circular fashion and moves around a shaft, a linear induction motor is flat and, using current, it is designed to induce a magnetic field to push the metal sled forward smoothly, quickly, and with no ground friction. By eliminating the conversion of rotary to linear motion, we believe that a major source of positioning error is removed and results in a higher level of performance in accuracy, resolution, repeatability and speed. In addition, an LM is designed to offer the same vehicle movement and positioning features without the use of pneumatic stops, belts, pulleys or gears, resulting in less maintenance and a reduction in down-time.

Our LMs are purchased by a broad range of customers, including those involved in oil services, factory automation, packaging, and mass transportation systems. As of October 3, 2006, we had approximately 235 employees with approximately 180,000 square feet of state-of-the-art manufacturing space in China. In addition, on September 8, 2006, one of our subsidiaries entered into a Land Use Agreement with Shanghai Lingang Investment and Development Company Limited with respect to lease and use of 40,800 square meters of State-owned land in the Shanghai Zhuqiao Airport Industrial Zone. The term of the lease is 50 years.

BACKGROUND OF THE COMPANY

Harbin Electric, through its indirect wholly-owned subsidiary, Harbin Tech Full Electric Co., Ltd (“HTFE”), develops, engineers, manufactures and sells a wide array of customized linear motors and other special motors.

HTFE was founded in the PRC in April 2003. In August 2004, in order to establish a U.S. holding company for HTFE, the stockholders of HTFE exchanged all outstanding stock of HTFE for stock of a newly formed Delaware corporation (“TFI”) and HTFE thereby became a wholly-owned subsidiary of TFI.

Torch Executive Services Ltd. (“Torch”) was incorporated in the State of Nevada in July 2003 to engage in the business of providing travel and concierge services. Although Torch became a reporting company, its subsequent operations were not significant and it became dormant. TFI thereafter determined that a “reverse merger,” whereby HTFE would be owned by a public company, was desirable. In January 2005, Torch entered into an agreement with TFI and the TFI stockholders, pursuant to which stockholders of TFI became stockholders of Torch; the shares of Torch previously owned by the president and majority stockholder of Torch were cancelled; TFI was merged with and into a wholly-owned subsidiary of Torch (“Torch Subsidiary”); and Torch was renamed Harbin Electric, Inc. Subsequently, the Torch Subsidiary changed its name to Advanced Electric Motors, Inc. (“AEM”).

The transaction with Torch was accounted for as a reverse acquisition under the purchase method of accounting since the former stockholders of TFI acquired control of Torch. The merger of TFI and Torch Subsidiary was recorded as a recapitalization of TFI, with TFI being treated as the surviving entity for accounting purposes notwithstanding the fact that TFI was not the surviving corporation in the merger. The entities also changed their fiscal year to the period ending December 31.

Harbin Electric owns all of the outstanding stock of AEM, which in turn owns all of the outstanding stock of HTFE, the operating subsidiary. Both Harbin Electric and AEM are non-operating holding companies.

We are located in the Harbin Development Zone in the city of Harbin, China, the capital of Heilongjiang Province. Our facilities include a connected two-story factory and a three-story office building. This represents a combined space of 178,564 square feet. Our property is situated on approximately 215,278 square feet of land in the Harbin Development Zone. On September 8, 2006, HTFE entered into a Land Use Agreement with Shanghai Lingang Investment and Development Company Limited with respect to lease and use of 40,800 square meters of State-owned land in the Shanghai Zhuqiao Airport Industrial Zone. The term of the lease is 50 years.

The Harbin Development Zone (“HDZ”) consists of Harbin Economic and Technological Development Zone and Harbin High and New Technological Development Zone both recognized and authorized at the national level. The main mission is to develop high and new technological industries and become an impetus to the economic growth of the provincial and municipal economy by means of the investment promotion, good services and a favorable investment environment. We believe that these benefits, in addition to the wealth of human resources and favorable income taxation policy, are the primary benefits to conducting business in Harbin.

THE OFFERING BY THE SELLING STOCKHOLDERS

The Selling Stockholders are offering up to 2,080,000 shares of our common stock under this prospectus. We will not receive any proceeds from the sale of the common stock hereunder. See “Use of Proceeds” for a complete description.

RECENT DEVELOPMENTS

Joint Research and Development Agreement

On August 21, 2006, HTFE entered into a joint research and development agreement (the “R&D Agreement”) with the Institute of Electrical Engineering of the Chinese Academy of Sciences (“IEECAS”) to produce a train and system to be tested at the Beijing Airport railway line in the People’s Republic of China (“PRC”) by the end of 2008. The Agreement provides that the term of the project shall commence on August 2006 and terminate in early 2009.

The R&D Agreement provides for a budget of approximately US$3.13 million, consisting of US$1.88 million to be invested by HTFE and the remainder to be invested by IEECAS. HTFE is to be responsible for designing and manufacturing certain components of the system, including the high power linear traction motors, track reaction plates, the body of the test vehicle, the test vehicle’s DC/AC power supply components, and other mechanical and auxiliary components. Any patents resulting from this project are to be jointly-owned by the parties. Ownership of other non-patent rights, such as the right of use and right of transfer under PRC intellectual property laws, are to be decided by the parties by mutual agreement. The R&D Agreement further stipulates, among other things, that the economic benefits as a result of the commercialization of the research results shall be divided between the parties on a pro rata basis in accordance with their respective level of total investments.

Financing Transaction

On August 29, 2006, we, AEM, Citadel Equity Fund Ltd. (“Citadel”) and Merrill Lynch International (“Merrill Lynch” and, together with Citadel, the “Investors”) entered into a purchase agreement (the “Purchase Agreement”) relating to the purchase and sale of (a) $50.0 million aggregate principal amount of the Company's Guaranteed Senior Secured Floating Rate Notes (collectively, the “Notes”) and (b) fully detachable warrants (the “Warrants”) to purchase an aggregate of 3,487,368 shares of our common stock. The transaction closed on August 30, 2006.

The Notes are governed by an indenture, dated August 30, 2006, entered into among us, AEM, as guarantor, and The Bank of New York, as trustee for the Notes. Of the $50.0 million aggregate principal amount of the Notes, Citadel subscribed to $38.0 million of the principal amount of the Notes, which mature on September 1, 2012 (the “2012 Notes”), and Merrill Lynch subscribed to $12.0 million of the principal amount of the Notes, which mature on September 1, 2010 (the “2010 Notes”). Pursuant to the indenture, AEM has agreed, and all of our other existing and future subsidiaries (other than subsidiaries domiciled in the People's Republic of China) are obligated, to guarantee, on a senior secured basis, to the Investors and to the trustee the payment and performance of our obligations.

As security for the Notes, we and The Bank of New York, as collateral agent, entered into a share pledge agreement, dated August 30, 2006, to secure the Notes with all of the shares of AEM common stock held by us as collateral.

The Warrants are governed by a warrant agreement, dated August 30, 2006, between us and The Bank of New York, as warrant agent. The Warrants consist of (i) six-year warrants to purchase an aggregate of 2,192,308 shares of our common stock, at an exercise price of $7.80 per share (the “First Tranche 2012 Warrants”), (ii) six-year warrants to purchase an aggregate of 525,830 shares of our common stock at an exercise price of $10.84 per share (the “Second Tranche 2012 Warrants”) and (iii) three-year warrants to purchase an aggregate of 769,230 shares of our common stock at an exercise price of $7.80 per share (the “2009 Warrants”). The First Tranche 2012 Warrants and the Second Tranche 2012 Warrants were issued to Citadel, and the 2009 Warrants were issued to Merrill. Each Warrant is exercisable at the option of the Warrant holder at any time through the maturity date of such Warrant.

In connection with the issuance of the Warrants, we and the Investors have entered into an equity registration rights agreement, dated August 30, 2006, pursuant to which we have agreed to file a shelf registration statement covering the resale of the shares underlying the Warrants.

In addition, we, Mr. Tianfu Yang and Citadel entered into a voting agreement, dated August 30, 2006, pursuant to which Mr. Yang has agreed to vote his shares of the capital stock of the Company to elect up to two members of the Company’s board of directors designated by Citadel.

The Investors and Mr. Tianfu Yang also entered into a noncompetition covenant and agreement, dated August 30, 2006, relating to Mr. Yang's employment as our Chief Executive Officer and his ability to engage in a business that is competitive with our business for so long as any of the Notes remain outstanding.

Land Use Lease

On September 8, 2006, HTFE entered into an agreement ("Land Use Agreement") with Shanghai Lingang Investment and Development Company Limited ("Shanghai Lingang") with respect to HTFE’s lease and use of 40,800 square meters of State-owned land in the Shanghai Zhuqiao Airport Industrial Zone (the "Site").

The term of the lease is 50 years and the aggregate amount that HTFE shall pay to Shanghai Lingang is approximately US$2.54 million ("Fee"), 50% of which has been paid and 45% of which is payable upon Shanghai Lingang's completion of certain regulatory applications on behalf of HTFE. The balance of the Fee is payable within seven days of receipt of a regulatory permit for work commencement.

It is anticipated that the Site will be used in connection with the research and development project contemplated by the R&D Agreement. The Land Use Agreement provides that HTFE shall invest approximately US$15 million in the Site and shall register a Sino-foreign joint venture company at the location of Shanghai Lingang, with taxes payable at the same location. HTFE has agreed to compensate Shanghai Lingang for certain local taxes due to the local tax authority in connection with applicable tax generation requirements.

RISK FACTORS

You should carefully consider the risks described below before making an investment in our common stock. An investment in our common stock being offered for resale by the Selling Stockholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. All of these risks may impair our business operations. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

GENERAL RISKS RELATING TO OUR BUSINESS

Our management owns a significant amount of our common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other stockholders.

As of October 3, 2006, our principal executive officers, Tianfu Yang, Tianli Yang, Suofei Xu, and Zedong Xu, beneficially owned approximately 68.7% of our outstanding common stock. As a result, they are in a position to significantly influence or control the outcome of matters requiring stockholders’ vote, including the election of directors, the adoption of any amendment to our certificate of incorporation or bylaws, and the approval of significant corporate transactions. Their control may delay or prevent a change of control on terms favorable to our other stockholders and may adversely affect the voting and other rights of our other stockholders.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. We experienced growth in our revenues of over three hundred eighty-seven percent (387%) over the last year; however, there can be no assurance that we will be able to maintain such growth or any growth of our business. An expansion of our operations will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

We may require additional financing in the future and a failure to obtain such required financing will inhibit our ability to grow.

The continued growth of our business may require additional funding from time to time. Funding would be used for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. Obtaining additional funding would be subject to a number of factors including market conditions, operational performance and investor sentiment, many of which are outside of our control. These factors may make the timing, amount, terms and conditions of additional funding unattractive, or unavailable, to us.

The terms of any future financing may adversely affect your interest as stockholders.

If we require additional financing in the future, we may be required to incur indebtedness or issue equity securities, the terms of which may adversely affect your interests in the Company. For example, the issuance of additional indebtedness may be senior in right of payment to your shares upon liquidation of the Company. In addition, indebtedness may be under terms that make the operation of our business more difficult because the lender’s consent will be required before we take certain actions. Similarly the terms of any equity securities we issue may be senior in right of payment of dividends to your common stock and may contain superior rights and other rights as compared to your common stock. Further, any such issuance of equity securities may dilute your interest in the Company.

Covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions.

The indenture governing our Notes contains various covenants that may limit our discretion in operating our business. In particular, we are limited in our ability to merge, consolidate or transfer substantially all of our assets, issue preferred stock of subsidiaries and create liens on our assets to secure debt. In addition, if there is default, and we do not maintain certain financial covenants or we do not maintain borrowing availability in excess of certain pre-determined levels, we may be unable to incur additional indebtedness, make restricted payments (including paying cash dividends on our capital stock) and redeem or repurchase our capital stock.

The indenture requires us to maintain certain financial ratios and limits our ability to make capital expenditures. These covenants and ratios could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Any future debt could also contain financial and other covenants more restrictive than those imposed under the indenture governing our Notes.

Our debt may have significant consequences, and cash flows and capital resources may be insufficient to make required payments on our substantial indebtedness and future indebtedness.

We have a substantial amount of debt. As June 30, 2006, we have approximately $1.45 million of total current liabilities, which does not includes $50 million outstanding under our indenture relating to the Notes. Our substantial debt could have important consequences to you. For example, it could:

•
require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which could reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our ability to obtain additional financing for working capital, capital expenditures, and other general corporate requirements;

•	expose us to interest rate fluctuations because the interest rate is variable;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to sell assets to reduce indebtedness or influence our decisions about whether to do so;

•	restrict us from making strategic acquisitions or pursuing business opportunities;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt.

In addition, our ability to make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows, and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business, and other factors, many of which are beyond our control. If our cash flows and capital resources are insufficient to fund our debt obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital, restructure our debt, or declare bankruptcy. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, we may be forced to sell at an unfavorable price. Furthermore, our obligations under various debt instruments are secured by our equity interests in Advanced Electric Motors, Inc. These security interests may limit our ability to dispose of material assets or operations. We also may not be able to restructure our debt on favorable economic terms, if at all.

We do not anticipate paying cash dividends on our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to follow a policy of retaining all of our earnings, if any, to finance development and expansion of our business.

We may not be able to adequately protect and maintain our intellectual property.

Our success will depend on our ability to continue to develop and market linear motors and other motor products. While we have been granted three patents in China relating to linear motor applications, we currently have not applied for patents for our technical processes and designs, as we believe an application for such patents would result in public knowledge of our proprietary technology and designs.

Because of our dependence on a few key customers, the loss of any key customer could cause a significant decline in our revenues.

Four major customers accounted for 81% of the net revenue for the six-month period ended June 30, 2006. The loss of any of our major customers, or a significant reduction in sales to any such customers, would adversely affect our revenues.

We depend on the supply of raw materials, and any adverse changes in such supply or the costs of raw materials may adversely affect our operations.

Four vendors provided 86% of our purchase of raw materials for the six-month period ended June 30, 2006. We currently obtain most of our raw materials from Acheng Relay Company Limited, Jiangnan Aluminum Material Factory and Linear Motor Institute of the Zhejiang University and Rui’an Fangzhuang Motor Fittings Factory. Any material change in the spot and forward rates could have a material adverse effect on the cost of our raw materials and on our operations. In addition, if we need alternative sources for key component parts for any reason, these component parts may not be immediately available to us. If alternative suppliers are not immediately available, we will have to identify and qualify alternative suppliers, and production of these components may be delayed. We may not be able to find an adequate alternative supplier in a reasonable time period, or on commercially acceptable terms, if at all. Shipments of affected products have been limited or delayed as a result of such problems in the past, and similar problems could occur in the future. Our inability to obtain our key source supplies for the manufacture of our products may require us to delay shipments of products, harm customer relationships or force us to curtail or cease operations.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our future success will depend in substantial part on the continued service of our senior management, including Mr. Tianfu Yang, our Chairman and Chief Executive Officer, Mr. Xu Suofei, our Vice President and Board Member, Mr. Tianli Yang, our Vice President, and Mr. Zedong Xu, our Chief Financial Officer. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability. We do not carry key person life insurance on any of our officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support.

Because of the rapid growth of the economy in China, competition for qualified personnel is intense. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future.

We may issue additional shares of common stock which, without your approval, may be granted rights and preferences more favorable than those of the shares being offered in this prospectus.

Our Articles of Incorporation authorize the issuance of up to 100,000,000 shares of common stock, and, as of October 3, 2006, approximately 16,600,451 shares of our common stock have been issued and outstanding. We may issue shares authorized but unissued shares without further stockholder approval, and these shares may be granted rights and preferences that are greater than those of common shares being offered pursuant to this prospectus.

Our directors and officers control a majority of our common stock and, as a result, they may exercise voting control and be able to take actions that may be adverse to your interests.

Our directors and executive officers, directly or through entities that they control, currently beneficially own, as a group, approximately 68.9% of our issued and outstanding common stock as of October 3, 2006. This significant concentration of share ownership may adversely affect the trading price of our common stock because investors often perceive a disadvantage in owning shares in a company with just one or several controlling stockholders. Furthermore, our directors and officers, as a group, has the ability to control the outcome of all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. This concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control.

If we breach certain performance obligations made in connection with our recent financing, we may be subject to substantial financial penalties.

In connection with our recent financing transaction involving the issuance of Notes and Warrants to Citadel and Merrill Lynch, we may be required to pay substantial financial penalties if we fail to satisfy certain performance obligations under the transaction agreements. In addition, under the registration rights agreement, we agreed that, in the event that the registration statement relating to the shares underlying the Warrants has not been declared effective by the SEC on or before March 30, 2007 or if effectiveness of such registration statement is suspended at any time while any registrable securities relating to the Warrants remain outstanding, we agreed to pay an aggregate of $250,000 in cash to the warrant holders for each thirty-day period for which that remains uncured (but which amount shall not exceed $2,000,000 in the aggregate). Under the indenture, we will be required to pay an additional interest of 2.0% per annum on the Notes if we have not obtained a listing of our common stock on either the Nasdaq Capital Market or the Nasdaq Global Market on or before July 1, 2007 and if we are not at that time currently maintaining such listing. See “Business - Recent Developments - New Financing”. Pursuant to the indenture, AEM has agreed, and all of our other existing and future subsidiaries (other than subsidiaries domiciled in the People's Republic of China) are obligated, to guarantee, on a senior secured basis, to the purchasers of the Notes and to the trustee the payment and performance of our obligations. If we are required to pay any of these penalties, which could be substantial, this could have a material and adverse effect on our financial results and results of operations.

RISKS RELATING TO DOING BUSINESS IN THE PEOPLE’S REPUBLIC OF CHINA

China’s economic policies could adversely affect our business.

Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China’s economy has experienced a significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Capital outflow policies in the People’s Republic of China may hamper our ability to remit income to the United States.

The PRC has adopted currency and capital transfer regulations. These regulations may require that we comply with complex regulations for the movement of capital. Although we believe that we are currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to the United States or to our stockholders. Please see “The Company - PRC Regulations.”

If preferential tax concessions granted by the PRC government are changed or expire, our financial results and results of operations would be materially and adversely.

Our results of operation may be adversely affected by changes to or expiration of preferential tax concessions that our subsidiary in the PRC currently enjoys. The statutory tax rate generally applicable to domestic Chinese companies is 33%. A reduced income tax rate of 15% may be possible for productive foreign investment enterprises in the Economic and Technological Development Zones and for enterprises engaged in production or business operations in the Special Economic Zones. As a result of preferential tax rate incentives, our operations have been subject to relatively low tax liabilities. Tax that would otherwise have been payable without preferential tax treatment amounted to approximately $0.34 million and $1.5 million in 2004 and 2005, respectively.

Tax laws in China are subject to interpretations by relevant tax authorities. The preferential tax treatment may not remain in effect or may change, in which case we may be required to pay the higher income tax rate generally applicable to Chinese companies, or such other rate as is required by the laws of China.

Fluctuations in the value of the RMB could materially affect our financial condition and results of operations.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As the majority of our net revenue is denominated in RMB, any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its policy of tying the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 2.0% appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation generally has been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

We may experience currency fluctuation and longer exchange rate payment cycles.

The local currencies in the countries in which we sell our products may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than China at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

We may face obstacles from the Communist system in the PRC.

Foreign companies conducting operations in the PRC face significant political, economic and legal risks. The Communist regime in the PRC, including a stifling bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in the PRC.

Because our executive officers and several of our directors, including our chairman of the Board of Directors, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United States. Also, because the majority of our assets are located in the PRC, it would also be extremely difficult to access those assets to satisfy an award entered against us in U.S. court.

The legal system in China has inherent uncertainties that may limit the legal protections available in the event of any claims or disputes with third parties.

The legal system in China is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the central government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. As China’s foreign investment laws and regulations are relatively new and the legal system is still evolving, the interpretation of many laws, regulations and rules is not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit the remedies available to you as an investor and to us in the event of any claims or disputes with third parties. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We may face political and/or judicial corruption in the PRC.

Another obstacle to foreign investment is corruption. There is no assurance that we will be able to obtain recourse, if desired, through the PRC’s poorly developed and often corrupt judicial systems.

Most of our assets are located in China, any dividends of proceeds from liquidation is subject to the approval of the relevant Chinese government agencies.

RISKS RELATING TO THE OFFERING

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is a limited public market for our common stock, which is traded on the OTC, and there can be no assurance that a trading market will develop further or be maintained in the future. As of October 3, 2006, the closing bid price of our common stock on the OTC was $8.50 per share. The average trading range, for the preceding 52-week period, had a low price of $3.93 per share and a high price of $13.48 per share.

The sale of material amounts of our common stock could reduce the price of our common stock.

Sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. See “Security Ownership of Certain Beneficial Owners and Management” for information about the ownership of common stock by our current executive officers, directors and principal stockholders. As shares of our common stock are sold and options to purchase shares of our common stock are issued pursuant to Option Agreements, if and to the extent that these stockholders and/or optionholders sell our common stock, the price of our common stock may decrease due to the additional shares in the market.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares to be offered by the Selling Stockholders. The proceeds from the sale of each Selling Stockholder’s shares of common stock will belong to that Selling Stockholder.

Of the 2,080,000 shares of common stock offered by this prospectus, up to an aggregate of 480,000 shares of the common stock would be received by the Selling Stockholders through the exercise of options at $3.50 per share. If these options were exercised in full, the proceeds to be received by the Company resulting from such option exercise would be $1,680,000.

DILUTION

The sales of the shares of our common stock, on a fully converted basis will not result in any change to the net tangible book value per share before and after the distribution of shares by the Selling Stockholders. There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by the Selling Stockholders. Prospective investors in the shares held by the Selling Stockholders should be aware, however, that the price of shares being offered by the Selling Stockholders may not bear any rational relationship to our net tangible book value per share.

SELLING STOCKHOLDERS

The following table sets forth certain information concerning the resale of the shares of common stock by the Selling Stockholders. Unless otherwise described below, to our knowledge, neither the Selling Stockholders nor any affiliates have held any position or office with, been employed by or otherwise have had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Unless otherwise indicated in the footnotes to this table, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

On August 31, 2005, the Company entered into agreements with certain institutional investors and other accredited investors, including the Selling Stockholders, to sell an aggregate of 1,600,000 shares of common stock at a price of $3.00 per share and options to purchase an aggregate of up to 480,000 shares of common stock at $3.50 per share. In connection with the sale of these shares, the Company entered into a registration rights agreement and agreed to file a registration statement with the SEC for the resale of the shares and the exercise of the options.

The Selling Stockholders may offer all or some portion of the shares of the common stock. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Stockholders upon completion of sales pursuant to this prospectus. In addition, the Selling Stockholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

As of October 3, 2006, there were 16,600,451 shares of our common stock outstanding. Unless otherwise indicated, the Selling Stockholders have the sole power to direct the voting and investment over the shares owned by them. We will not receive any proceeds from the resale of the common stock by the Selling Stockholders.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and Regulation M, including the rules and regulations promulgated thereunder. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other such persons. Furthermore, pursuant to Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares offered hereby.

OWNERSHIP OF COMMON STOCK BY SELLING STOCKHOLDERS

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (1)	Percentage of Ownership Prior to the Offering	Number of Shares Offered Hereby (2)	Shares Beneficially Owned After the Offering (3)
Lake Street Fund LP (4)*	693,333	4.14%	693,333	0
Fred L. Astman & Jean L. Astman JT-WROS (5)*	260,000	1.56	260,000	0
Fred Astman (IRA) (6)*	98,358	0.59	98,358	0
Scott W. Hood (7)*	17,333	0.10	17,333	0
Howard Lu (8)*	16,900	0.10	16,900	0
Shu-Hua Lu (9)*	16,900	0.10	16,900	0
John Peter Selda IRA Rollover (10)	43,333	0.26	43,333	0
Richard. G. Hillman (11)*	13,000	0.08	13,000	0
David Moy (12)	260,000	1.56	260,000	0
Lighthouse Consulting Limited (13)	86,667	0.53	86,667	0
MidSouth Investor Fund LP (14)*	350,767	2.09	346,667	4,100
Lyman O. Heidtke (15)*	86,667	0.53	86,667	0
Anthony G. Polak (16)*	10,834	0.07	10,834	0
Anthony G. Polak “S” (17)*	10,834	0.07	10,834	0
Frederick B. Polak “S”(18)*	10,834	0.07	10,834	0
Margrit B. Polak “S”(19)*	10,834	0.07	10,834	0
Domaco Venture Capital Fund (20)*	10,834	0.07	10,834	0
Catharina Polak #2 Trust u/w	10,834	0.07	10,834	0
Tonie Soep FBO Catharina Polak
(Jack Polak Trustee) (21)*
Ronald M. Lazar (22)*	10,834	0.07	10,834	0
Denise C. Loeser (23)	10,834	0.07	10,834	0
Geri Investments N.V. (24)	10,834	0.07	10,834	0
RL Capital Partners L.P. (25)*	43,334	0.26	43,334	0

(1)	Includes stock underlying options to purchase, in the aggregate, of up to 480,000 shares of common stock at an exercise price of $3.50 per share.

(2)
This prospectus shall also cover any additional shares of our common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(3)	Assumes the sale of all shares offered herein.

(4)
Includes 533,333 shares held of record and shares issuable pursuant to options to acquire 160,000 shares held by the selling stockholder. This selling stockholder is an entity affiliated with Messrs. Scott Hood and Mr. Fred Astman, each of whom may be deemed to beneficially own the shares held by Lake Street Fund LP; however, each of Mr. Hood and Mr. Astman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Power to vote or dispose of the shares is held by Messrs. Hood and Astman as limited partners in and co-investment managers of this selling stockholder. This selling stockholder is affiliated with First Wilshire Securities Management, Inc., an NASD member firm.

(5)
Includes 200,000 shares held of record and shares issuable pursuant to options to acquire 60,000 shares held by the selling stockholder. This selling stockholder is affiliated with First Wilshire Securities Management, Inc., an NASD member firm. Messrs. Scott Hood and Fred Astman own all shares of First Wilshire Securities Management, Inc. Mr. Astman serves First Wilshire Securities Management, Inc. as Chairman of its Board. Jean Astman is the wife of Fred Astman.

(6)
Includes 75,660 shares held of record and shares issuable pursuant to options to acquire 22,698 shares held by the selling stockholder. This selling stockholder is affiliated with First Wilshire Securities Management, Inc., an NASD member firm. Messrs. Scott Hood and Fred Astman own all shares of First Wilshire Securities Management, Inc. Mr. Astman serves as Chairman of the Board of Directors of First Wilshire Securities Management, Inc.

(7)
Includes 13,333 shares held of record and shares issuable pursuant to options to acquire 4,000 shares held by the selling stockholder. This selling stockholder is affiliated with First Wilshire Securities Management, Inc., an NASD member firm. Messrs. Scott Hood and Fred Astman own all shares of First Wilshire Securities Management, Inc. Mr. Hood serves First Wilshire Securities Management, Inc. as President and CEO.

(8)
Includes 13,000 shares held of record and shares issuable pursuant to options to acquire 3,900 shares held by the selling stockholder. This selling stockholder is affiliated with First Wilshire Securities Management, Inc., an NASD member firm. Mr. Howard Lu is an employee and a registered representative of First Wilshire Securities Management, Inc.

(9)
Includes 13,000 shares held of record and shares issuable pursuant to options to acquire 3,900 shares held by the selling stockholder. The selling stockholder is an immediate family member of an affiliate of First Wilshire Securities Management, Inc., an NASD member firm. This selling stockholder’s son, Howard Lu, is an employee and a registered representative of First Wilshire Securities Management, Inc.

(10)	Includes 33,333 shares held of record and shares issuable pursuant to options to acquire 10,000 shares held by the selling stockholder.

(11)
Includes 10,000 shares held of record and shares issuable pursuant to options to acquire 3,000 shares held by the selling stockholder. The selling stockholder is affiliated with First Wilshire Securities Management, Inc., an NASD member firm. Mr. Richard G. Hillman is an employee of First Wilshire Securities Management, Inc.

(12)	Includes 200,000 shares held of record and shares issuable pursuant to options to acquire 60,000 shares held by the selling stockholder.

(13)
Includes 66,667 shares held of record and shares issuable pursuant to options to acquire 20,000 shares held by the selling stockholder. The selling stockholder is affiliated with Mr. Bai Feng, who may be deemed to beneficially own the shares held by the selling stockholder; however, Mr. Bai Feng disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(14)
The number of shares beneficially owned includes 270,767 shares held of record and shares issuable pursuant to options to acquire 80,000 shares held by the selling stockholder. The number of shares beneficially owned before the offering does not include 86,667 shares held by Mr. Lyman O. Heidtke also being offered hereby. This selling stockholder is affiliated with Mr. Lyman O. Heidtke, who may be deemed to beneficially own the shares held by the selling stockholder; however, Mr. Heidtke disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. This selling stockholder is affiliated with Heidtke & Company, Inc., an NASD member firm.

(15)
Includes 66,667 shares held of record and shares issuable pursuant to options to acquire 20,000 shares held by the selling stockholder. This selling stockholder is the sole stockholder of Heidtke & Company, Inc., an NASD member firm.

(16)
The number of shares beneficially owned before the offering includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder, but does not include (1) 10,834 shares held of record by Anthony G. Polak “S” also being offered hereby, and (2) 43,334 shares held of record by RL Capital Partners L.P. also being offered hereby. The selling stockholder is an employee of the Maxim Group LLC, which is a member of NASD, and the selling stockholder owns less than 1% of the Maxim Group LLC.

(17)
The number of shares beneficially owned before the offering includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder, but does not include (1) 10,834 shares held of record by Anthony G. Polak also being offered hereby, and (2) 43,334 shares held of record by RL Capital Partners L.P. also being offered hereby. The selling stockholder is an employee of the Maxim Group LLC, which is a member of NASD. , and the selling stockholder owns less than 1% of the Maxim Group LLC.

(18)
Includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder. The selling stockholder is a brother of Mr. Anthony G. Polak, who is an employee of the Maxim Group LLC, which is a member of NASD.

(19)
Includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder. The selling stockholder is a sister of Mr. Anthony G. Polak, who is an employee of the Maxim Group LLC, which is a member of the NASD.

(20)
The number of shares beneficially owned before the offering includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder, but does not include 10,834 shares held by Catharina Polak Trust #2, also being offered hereby. The selling stockholder is affiliated with Mr. Jack Polak, who may be deemed to beneficially own the shares held by the selling stockholder; however, Mr. Jack Polak disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Jack Polak’s son, Anthony G. Polak, is an employee with the Maxim Group LLC, which is a member of the NASD.

(21)
The number of shares beneficially owned before the offering includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder, but does not include 10,834 shares held by Domaco Venture Capital Fund (also being offered hereby), an entity affiliated with Mr. Jack Polak, who may be deemed to beneficially own the shares held by Domaco Venture Capital Fund; however, Mr. Jack Polak disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Jack Polak’s son, Anthony G. Polak, is an employee/broker with the Maxim Group, which is a member of the NASD.

(22)
The number of shares beneficially owned before the offering includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder, but does not include 43,334 shares held by RL Capital Partners L.P. (also being offered hereby), an entity affiliated with Mr. Anthony G. Polak, who may be deemed to beneficially own the shares held by RL Capital Partners L.P.; however, Mr. Anthony G. Polak disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The selling stockholder and Mr. Anthony G. Polak are registered representatives of the Maxim Group LLC, a member of the NASD.

(23)	Includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder.

(24)
The number of shares beneficially owned before the offering includes 8,334 shares held of record and shares issuable pursuant to options to acquire 2,500 shares held by the selling stockholder. This selling stockholder is affiliated with Mr. Marinus Johannes Dekker, who may be deemed to beneficially own the shares held by the selling stockholder; however, Mr. Marinus Johannes Dekker disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(25)
The number of shares beneficially owned before the offering includes 33,334 shares held of record and shares issuable pursuant to options to acquire 10,000 shares held by the selling stockholder, but does not include (1) 10,834 shares held of record by Anthony G. Polak also being offered hereby, (2) 10,834 shares held of record by Anthony G. Polak “S” also being offered hereby, and (3) 10,834 shares held by Ronald M. Lazar also being offered hereby. The selling stockholder is affiliated with Mr. Anthony G. Polak, who may be deemed to beneficially own the shares held by the selling stockholder; however, Mr. Anthony G. Polak disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Ronald M. Lazar and Mr. Anthony G. Polak are registered representatives of the Maxim Group LLC, a member of the NASD.

*
As noted in the corresponding footnote above, this selling stockholder has represented to us that it is affiliated with a broker-dealer or related to a broker-dealer or an affiliate of a broker-dealer, but that it is not acting as an underwriter in this offering, that it purchased the shares it is offering under this prospectus in the ordinary course of business, and that, at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

(i)	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

(ii)	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(iii)	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

(iv)	an exchange distribution in accordance with the rules of the applicable exchange;

(v)	privately negotiated transactions;

(vi)	short sales;

(vii)	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

(viii)	a combination of any such methods of sale; and

(ix)	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Stockholder and/or the purchasers. At the time a particular offer of shares is made by the Selling Stockholders, to the extent required, a prospectus will be distributed. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS

Tianfu Yang, Chairman & CEO

Since January 24, 2005, Tianfu Yang, age 45, has been the Chairman of the Board and CEO of Harbin Electric. From May 2003 until now, Mr. Yang has been the Chairman and CEO of Harbin Tech Full Electric Co., Ltd. From 2000 until now, he has been the Chairman and CEO of Harbin Tech Full Industry Co., Ltd. From 1994 to 2000, he was the President of Harbin Tianheng Wood Industry Manufacture Co., Ltd. From 1991 to 1994, Mr. Yang was the President of Hong Kong Lianfa Real Estate Company. From 1988 to 1991, he was the President of Hong Kong Property Management Development. From 1986-1988, he was the President of Helongjiang Cultural Development Company and Guangzhou Subsidiary Company. Mr. Yang graduated from Zhejiang University with a Masters degree in Electric Motor Automation and Control. From 1978 to 1979, he was a professional member in the Heilongjiang Province Aeromodelling Team, twice becoming free-style aeromodelling champion in national competition. Mr. Yang is currently the commissioner of the China Electro-Technical Society (CES) in the Linear Motor and Electromagnetism Eradiation Specialist Committees. Mr. Yang is also the People’s Representative of the City of Harbin.

Suofei Xu, Vice-President & Board Member

Since January 24, 2005, Suofei Xu, age 42, has been a director and Vice President of Harbin Electric. From 2003 until present, Mr. Xu has been the Vice President of Harbin Tech Full Electric Co., Ltd. From 2003 until present, he has been the Vice President of Harbin Tech Full Industry Co., Ltd. From 2001 to 2003, he was an investment manager for Shenzhen Capital Group Co., Ltd. From 1997 to 2001, he worked at Guangfa Securities Co., Ltd as a project manager. From 1991 to 1997, Mr Xu worked as the Section Chief for system allocation reform of the Harbin Economic System Reform Committee. Mr. Xu graduated in 1988 from FuDan University with a B.A. in Law.

Chan Ching Chuen, Board Member, Chairman of Nominating Committee

Chan Ching Chuen, age 70, joined Harbin Electric's Board of Directors on February 1, 2005 as an independent board member. Mr.Chan is an Honorary Professor at Hong Kong University’s Department of Electrical and Electronics Engineering. From 1976 through present, Mr. Chan earned many professorships in honorary, visiting and guest roles at world renowned institutions such as University of Hong Kong, Imperial College, London, Zhejiang University, Grenoble Polytechnic, France, Massachusetts Institute of Technology, USA and Tsing Hua University, Beijing among others. He is a Fellow of the Royal Academy of Engineering, U.K., the Chinese Academy of Engineering, the Ukraine Academy of Engineering Sciences and a Fellow and Vice President of Hong Kong Academy of Engineering Sciences. He is also a Fellow of IEEE, IEE and HKIE lecturing on electric vehicles worldwide and in 2000 was awarded the IEE International Lecture Medal. In 2001, he was selected as one of Asia’s Best Technology Pioneers by Asiaweek. During his career, Mr. Chan has advised on various consultancy projects for large corporations such as Ford Motor Company, Honda R & D Co Ltd., National Institute of Environmental Studies, Japan, Sumitomo Corporation and Mitsubishi Electric Corporation as well as serving as advisor to government agencies and active in the National Committee of Chinese People’s Political Consultative Conference. Mr. Chan graduated from Tsing Hua University in 1959 with an MSc in Electrical Engineering later achieving his PhD in 1982 from University of Hong Kong. From 1959 through 1966, Mr. Chan started his career lecturing at China University of Mining & Technology. From 1967 through 1976, Mr. Chan occupied the position of Chief design Engineer post at the Shanghai Electric Machines Works.

Patrick McManus, Board Member, Chairman of Audit Committee

Mr. Patrick McManus CPA, J.D., age 51, joined Harbin Electric’s Board of Directors on February 1, 2005 as an independent board member. Mr. McManus brings over 25 years of experience in business, finance and law to Harbin Electric. He was elected Mayor of the City of Lynn, Massachusetts in 1992 and served in this position until his retirement to the private practice of law and accounting in 2002. While serving the City of Lynn as its Mayor, he was elected a member and trustee of the Executive Committee of the U.S. Conference of Mayors (“USCM”) with responsibility for developing policy for the USCM. He also served as the Chairman of the USCM Science and Technology Subcommittee, the Urban Water Council, and the USCM Audit Committee. Mayor McManus started his career in business with the General Electric Company in 1979, and was a Professor of Business and Finance at Salem State College in Massachusetts. Mayor McManus is an expert on China. He was instrumental in establishing a close alliance as well as coordinating a regular exchange of visits by members of the U.S. Conference of Mayors and the China Association of Mayors. Mr. McManus has been a Certified Public Accountant since 1985. Mr. McManus received his Juris Doctorate from Boston College Law School and an M.B.A from Suffolk University.

David Gatton, Board Member, Chairman of Compensation Committee

Mr. David Gatton, age 52, joined Harbin Electric’s Board of Directors on February 1, 2005 as an independent board member. Since 1985 Mr. Gatton has served as the Chairman and President of Development Initiatives, Inc, a Washington, D.C.-based government relations firm specializing in urban affairs, business development and marketing, serving a variety of public and private clients. Mr. Gatton advises cities, organizations, and companies on business development strategies, public/private partnerships and marketing initiatives. He has advised various organizations on tax reform, economic development initiatives and a variety of environmental laws, including the reauthorization of the Clean Water Act, the Safe Drinking Water Act, the Resource Conservation and Recovery Act, Superfund and the Clean Air Act. Some of Mr. Gatton’s major accomplishments include: development of U.S.-Sino Memorandum of Cooperation between U.S. and China Association of Mayors, development of a national brownfield redevelopment initiative, development of several multifamily low- and moderate-income housing developments, business development strategies 13 for various private firms, and assistance in development of economic development projects for numerous cities. Mr. Gatton holds a B.A. from Cornell College, and a Master’s degree from Harvard University.

Tianli Yang, Vice-President

Since January 24, 2005, Tianli Yang, age 43, has been Vice President of Harbin Electric. From 2003 until now, he was the vice president of Harbin Tech Full Electric Co., Ltd. From 2000 until now, Mr Yang has been the Vice President of Harbin Tech Full Industry Co., Ltd. From 1985-2000 he was employed in the China State Construction Engineering Corporation (“CSCEC”), in various positions, including post of Chief Administration Officer. Mr. Yang graduated from Helongjiang University in 1985 with a BA in Chinese Language & Literature.

Zedong Xu, Chief Financial Officer

Since January 24, 2005, Zedong Xu, age 37, has been CFO of Harbin Electric. From 2003 until present, Mr. Xu has been the CFO of Harbin Tech Full Electric Co, Ltd. From 2000 until present, he has been the CFO of Harbin Tech Full Industry Co., Ltd. From September 1998 to 2000, he was employed as the Chief Financial Officer for Harbin WanDa Electrical home appliances. From 1996 to 1998, Mr Xu worked as a financial manager for Harbin High Technology Torch Daya Real Estate Co., Ltd. Mr. Xu Zedong is a qualified CPA under China’s accountancy program. He graduated in 1992 from Harbin Electrical Engineering College with a BA in Project Management.

FAMILY RELATIONSHIPS

Mr. Tianfu Yang and Mr. Tianli Yang are brothers.

BOARD PRACTICES

Our business and affairs are managed under the direction of our board of directors. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. It is our expectation that the board of directors will meet regularly on a quarterly basis and additionally as required.

COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors has an audit committee, a nominating and corporate governance committee, and a compensation committee. Our board of directors has determined that David Gatton, Patrick McManus, and Ching Chuen Chan, the members of these committees, are “independent directors” under the current independence standards of NASDAQ Marketplace Rule 4200(a)(15) and meet the criteria for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. Our board of directors has also determined that these persons have no material relationships with us--either directly or as a partner, stockholder or officer of any entity--which could be inconsistent with a finding of their independence as members of our board of directors. The committees and the committee member are listed below:

1. Audit Committee: Patrick McManus, CPA (Chairman), David Gatton, and Chan Ching Chuen

2. Nominating Committee: Chan Ching Chuen (Chairman), Patrick McManus, and David Gatton

3. Compensation Committee: David Gatton (Chairman), Patrick McManus, and Chan Ching Chuen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our compensation committee has at any time been an officer or employee of ours or our subsidiaries. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EMPLOYMENT AGREEMENT

The Company does not have employment agreements with any of its directors or executive officers. On October 12, 2005, the Company entered into an employment agreement with Mr. Barry Raeburn. Pursuant to the terms and conditions of the employment agreement, Mr. Raeburn is employed as Executive Vice President of Finance and Corporate Development of the Company for an initial term of three years, commencing September 26, 2005, at a base salary of $80,000 per year, subject to upward adjustment and an annual increase of not less than 5%. As contemplated by the agreement, the Company granted options to Mr. Raeburn to purchase 250,000 shares of the Company’s common stock, at an exercise price of $3.93 per share (the closing price per share September 23, 2005), vesting over three years. In the event that Mr. Raeburn’s employment is terminated without Cause (as defined in the agreement, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 17, 2005), the employment agreement provides that he will be entitled to receive compensation accrued to date and a severance payment in the amount of three times his base salary in effect on the date of termination and the immediate vesting of any unvested options.

EQUITY OWNERSHIP BY EXECUTIVE OFFICERS AND DIRECTORS

As noted below in “Security Ownership of Certain Beneficial Owners”, the Company's directors and executive officers as a group in the aggregate beneficially own 11,550,208 shares of the Company's common stock, of which 11,400,000 shares are outstanding and 158,750 shares are issuable pursuant to options exercisable within 60 days of September 30, 2006.

Mr. Tianli Yang acquired 6,000,000 shares of the common stock of HTFE for an aggregate purchase price of approximately $726,000. Of the 6,000,000 shares, 4,500,000 shares were acquired on July 10, 2004 from one of HTFE's four stockholders and 1,500,000 shares were acquired on August 18, 2004 from HTFE's other three stockholders. On August 31, 2004, such shares were exchanged for no additional consideration for a proportionate amount of the 1,500 shares of TFI issued to HTFE shareholders in connection with the formation of TFI as the holding company for HTFE, and (following the transfer on August 31, 2004 of approximately 95 of his TFI shares to Mr. Suofei Xu, Mr. Zedong Xu and others) thereafter, on January 24, 2005, were converted for no additional consideration into a proportionate amount of the 8,000,000 shares of the Company's common stock issued to TFI shareholders in connection with the acquisition of TFI by the Company. On January 24, 2005, the Company declared a stock dividend of 0.5 share for each share of the Company's common stock outstanding as of January 26, 2005. As a result of such transactions, Mr. Tianli Yang owns 600,000 shares of the Company's outstanding common stock. In addition, Mr. Tianli Yang has unexercised options to acquire 20,000 shares of the Company's common stock at a price of $8.10 per share, of which options to acquire 5,000 shares are exercisable within 60 days of September 30, 2006.

Mr. Tianfu Yang acquired 47,000,000 shares of the common stock of HTFE for an aggregate purchase price of approximately $5,771,842. All such shares were acquired on August 18, 2004 from Harbin Tech Full Industry Co., Ltd., an entity controlled by Mr. Tianfu Yang. On August 31, 2004, such shares were exchanged for no additional consideration for a proportionate amount of the 1,500 shares of TFI issued to HTFE shareholders in connection with the formation of TFI as the holding company for HTFE, and (following the transfer on August 31, 2004 of approximately 111 of his TFI shares to Mr. Suofei Xu, Mr. Zedong Xu and others) thereafter were converted for no additional consideration into a proportionate amount of the 8,000,000 shares of the Company's common stock issued to TFI shareholders in connection with the acquisition of TFI by the Company. On January 24, 2005, the Company declared a stock dividend of 0.5 share for each share of the Company's common stock outstanding as of January 26, 2005. As a result of such transactions, Mr. Tianfu Yang owns 9,750,000 shares of the Company's outstanding common stock. In addition, Mr. Tianfu Yang has unexercised options to acquire 30,000 shares of the Company's common stock at a price of $8.10 per share, of which options to acquire 7,500 shares are exercisable within 60 days of September 30, 2006.

Mr. Suofei Xu acquired an aggregate of 75 shares of TFI from Mr. Tianfu Yang and Mr. Tianli Yang for nominal consideration on August 31, 2004. On January 24, 2005, such shares were converted for no additional consideration into a proportionate amount of the 8,000,000 shares of the Company's common stock issued to TFI shareholders in connection with the acquisition of TFI by the Company. On January 24, 2005, the Company declared a stock dividend of 0.5 share for each share of the Company's common stock outstanding as of January 26, 2005. As a result of such transactions, Mr. Suofei Xu owns 600,000 shares of the Company's outstanding common stock. In addition, Mr. Suofei Xu has unexercised options to acquire 20,000 shares of the Company's common stock at a price of $8.10 per share, of which options to acquire 5,000 shares are exercisable within 60 days of September 30, 2006.

Mr. Zedong Xu acquired an aggregate of 56.25 shares of TFI from Mr. Tianfu Yang and Mr. Tianli Yang for nominal consideration on August 31, 2004. On January 24, 2005, such shares were converted for no additional consideration into a proportionate amount of the 8,000,000 shares of the Company's common stock issued to TFI shareholders in connection with the acquisition of TFI by the Company. On January 24, 2005, the Company declared a stock dividend of 0.5 share for each share of the Company's common stock outstanding as of January 26, 2005. As a result of such transactions, Mr. Zedong Xu owns 450,000 shares of the Company's outstanding common stock. In addition, Mr. Zedong Xu has unexercised options to acquire 20,000 shares of the Company's common stock at a price of $8.10 per share, of which options to acquire 5,000 shares are exercisable within 60 days of September 30, 2006.

On January 31, 2005, each of Mr. Patrick McManus, Mr. David Gatton and Mr. Chan Ching Chuen was granted options to purchase 50,000 shares of the Company's common stock at a price of $3.10 per share. On February 6, 2006, each of Mr. McManus and Mr. Gatton was granted options to purchase 10,000 shares of the Company's common stock at a price of $8.10 per share. Of the total options granted to Mr. McManus, Mr. Gatton and Mr. Chan, options to acquire 46,250, 46,250 and 43,750, respectively, are exercisable within 60 days of September 30, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock by:

(i)	each person known to beneficially own more than five percent of our common stock;

(ii)	each of our officers and directors; and

(iii)	all of our directors and executive officers as a group.

The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power. In addition, beneficial ownership includes any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person listed below has sole investment and voting power (or shares such powers with his or her spouse). In certain instances, the number of shares listed includes (in addition to shares owned directly), shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest.

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percentage of Class (1)
Common Stock	Tianfu Yang Harbin Electric, Inc. No. 9 Ha Ping Xi Lu Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin People’s Republic of China 150060	9,765,000 (2)	58.8%

Common Stock	Suofei Xu Harbin Electric, Inc. No. 9 Ha Ping Xi Lu Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin People’s Republic of China 150060	610,000 (3)	3.6

Common Stock	Tianli Yang Harbin Electric, Inc. No. 9 Ha Ping Xi Lu Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin People’s Republic of China 150060	610,000 (4)	3.6

Common Stock	Zedong Xu Harbin Electric, Inc. No. 9 Ha Ping Xi Lu Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin People’s Republic of China 150060	460,000 (5)	2.7

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percentage of Class (1)
Common Stock	Ching Chuen Chan Harbin Electric, Inc. No. 9 Ha Ping Xi Lu Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin People’s Republic of China 150060	43,750 (6)	0.3

Common Stock	Patrick McManus Harbin Electric, Inc. 2 Penn Center, Suite 1306 Philadelphia, PA 19102	46,250 (7)	0.3

Common Stock	David Gatton Harbin Electric, Inc. 2 Penn Center, Suite 1306 Philadelphia, PA 19102	46,250 (8)	0.3

Common Stock	First Wilshire Securities Management, Inc.	1,061,782(9)	6.4

Common Stock	Citadel Equity Fund Ltd.	12,475,638(10)	64.6

Common Stock	Shares of all directors and executive officers as a group (7 persons)	11,550,208(11)	68.9

(1) Based on 16,600,451 shares of common stock currently outstanding as of September 30, 2006.

(2) Includes options to acquire 7,500 shares of common stock exercisable within 60 days of September 30, 2006.

(3) Includes options to acquire 5,000 shares of common stock exercisable within 60 days of September 30, 2006.

(4) Includes options to acquire 5,000 shares of common stock exercisable within 60 days of September 30, 2006.

(5) Includes options to acquire 5,000 shares of common stock exercisable within 60 days of September 30, 2006.

(6) Includes options to acquire 43,750 shares of common stock exercisable within 60 days of September 30, 2006.

(7) Includes options to acquire 46,250 shares of common stock exercisable within 60 days of September 30, 2006.

(8) Includes options to acquire 46,250 shares of common stock exercisable within 60 days of September 30, 2006.

(9) First Wilshire Securities Management, Inc. (“First Wilshire”) filed a Schedule 13G with the Securities and Exchange Commission on September 30, 2005 in which it reported beneficial ownership of 1,061,782 shares of common stock, consisting of sole voting power over 1,500 shares of common stock and sole dispositive power over 1,060,282 shares of common stock. The business address for First Wilshire is 600 South Lake Street, Suite 100, Pasadena, California 91106-3955.

(10) Citadel Limited Partnership, an Illinois limited partnership (“CLP”), Citadel Investment Group, L.L.C., a Delaware limited liability company (“CIG”), Citadel Investment Group (Hong Kong) Limited, a Hong Kong company (“CIGHK”), Kenneth Griffin, a natural person (“Griffin”), Citadel Wellington LLC, a Delaware limited liability company (“CW”), Citadel Kensington Global Strategies Fund Ltd., a Bermuda company (“CKGSF”) and Citadel Equity Fund Ltd., a Cayman Islands company (“CEF,” and collectively, together with CLP, CIG, CIGHK, Griffin, CW and CKGSF, the “Citadel Group”) filed a Schedule 13D with the Securities and Exchange Commission on September 11, 2006 in which the Citadel Group reported beneficial ownership of 12,475,638 shares of common stock, consisting of sole voting power over no shares of common stock, shared dispositive power of 12,475,638 shares of common stock, sole dispositive power over no shares of common stock and shared dispositive power over 2,718,138 shares of common stock and which includes 9,757,500 shares of the common stock beneficially owned by Tianfu Yang, including 7,500 shares that Mr. Yang may acquire upon exercise of options within 60 days of the date thereof and, since then, Mr. Yang has become entitled to acquire an additional 7,500 shares upon the exercise of options within 60 days of September 30, 2006, over which the Citadel Group may be deemed to have shared voting power pursuant to a Voting Agreement, dated as of August 30, 2006, among Citadel Equity Fund Ltd., the Company and Mr. Yang, under which Mr. Yang has agreed to vote all shares of the common stock of the Company owned by him to ensure that nominees of Citadel are elected to the Board of Directors. The business address for the Citadel Group is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(11) Includes aggregate options to acquire 158,750 shares of common stock exercisable within 60 days of September 30, 2006.

DESCRIPTION OF SECURITIES

Under our Articles of Incorporation, our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share. As of October 3, 2006, there were 16,600,451 shares of common stock outstanding.

Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to our stockholders. Cumulative voting is not allowed; therefore, the holders of a majority of the outstanding common stock can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have pre-emptive rights to subscribe to additional shares if issued by us. There is no conversion, redemption, sinking fund or similar provisions regarding the common stock.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under Nevada law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a party to an action, suit or proceeding because the person is or was our director, officer, employee or agent, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with the action, suit or proceeding if the person:

(i)	acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and

(ii)	with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Our bylaws include indemnification provisions under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as our directors or officers, except in relation to matters as to which any such director or officer was personally involved in the situation giving rise to the injury or unless such officer or director committed a criminal offense.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

THE COMPANY

ORGANIZATION

On January 12, 2004, Torch Executive Services Ltd., a Nevada corporation (“Torch”), entered into an Agreement and Plan of Merger (“Merger Agreement”) with Torch Subsidiary, Inc., a Delaware corporation (“TSI”) wholly-owned by Torch, Tech Full International, Inc., a Delaware corporation (“TFI”) and the stockholders of TFI. Under the terms of the agreement, TFI merged with and into TSI and Torch issued 8,000,000 shares of its common stock (“Acquisition Shares”) to the holders of TFI and, in consideration of the payment of $5,000, the former president of Torch returned 5,000,000 shares of common stock to the treasury, which were subsequently cancelled. The new shares constituted approximately 80 percent of the outstanding shares of Torch, after the merger. The transaction closed on January 24, 2004.

At the effective date of merger, by virtue of the merger and without any action on the part of TSI, TFI or the TFI stockholders, the shares of capital stock of each of TFI and TSI were converted as follows:

•	Capital Stock of TSI. Each issued and outstanding share of TSI’s capital stock (other than the 5,000,000 shares returned to the treasury and then cancelled) continued to be issued and outstanding.

•
Conversion of TFI. Each share issued and outstanding of TFI that was issued and outstanding at the effective date of the merger was converted into the right to receive at the time and in the amounts described in the Merger Agreement an amount of Acquisition Shares equal to the number of Acquisition Shares divided by the number of TFI shares outstanding immediately prior to closing.

On January 26, 2005, Torch changed its name to Harbin Electric, Inc. (the “Company”). On January 26, 2005, the Company declared a stock dividend of 0.5 share on each share of its stock outstanding to all stockholders of record as of January 26, 2005. The stock dividend was payable on January 27, 2005.

BUSINESS

Harbin Electric, through its indirect wholly-owned subsidiary, HTFE, develops, engineers, manufactures and sells a wide array of customized linear motors and other special motors.

HTFE was founded in the PRC in April 2003. In August 2004, the stockholders of HTFE exchanged all outstanding stock of HTFE for stock of TFI, a newly formed Delaware corporation, and HTFE thereby became a wholly-owned subsidiary of TFI.

Torch Executive Services Ltd. (“Torch”) was incorporated in the State of Nevada in July 2003 to engage in the business of providing travel and concierge services. In January 2005, Torch entered into an agreement with TFI and the TFI stockholders, pursuant to which stockholders of TFI became stockholders of Torch; the shares of Torch previously owned by the president and majority stockholder of Torch were cancelled; TFI was merged with and into a wholly-owned subsidiary of Torch (“Torch Subsidiary”); and Torch was renamed Harbin Electric, Inc. Subsequently, the Torch Subsidiary changed its name to Advanced Electric Motors, Inc. (“AEM”).

The transaction with Torch was accounted for as a reverse acquisition under the purchase method of accounting since the former stockholders of TFI acquired control of Torch. The merger of TFI and Torch Subsidiary was recorded as a recapitalization of TFI, with TFI being treated as the surviving entity for accounting purposes notwithstanding the fact that TFI was not the surviving corporation in the merger. The entities also changed their fiscal year to the period ending December 31.

Harbin Electric owns all of the outstanding stock of AEM, which in turn owns all of the outstanding stock of HTFE, the operating subsidiary. Both Harbin Electric and AEM are non-operating holding companies.

We are located in the Harbin Development Zone in the city of Harbin, China, the capital of Heilongjiang Province. Our facilities include a connected two-story factory and a three-story office building. This represents a combined space of 178,564 square feet. Our property is situated on approximately 215,278 square feet of land in the Harbin Development Zone.

The HDZ consists of Harbin Economic and Technological Development Zone and Harbin High and New Technological Development Zone both recognized and authorized at the national level. The main mission is to develop high and new technological industries and become an impetus to the economic growth of the provincial and municipal economy by means of the investment promotion, good services and a favorable investment environment. We believe that these benefits, in addition to the wealth of human resources and favorable income taxation policy, are the primary benefits to conducting business in Harbin.

INDUSTRY OVERVIEW

The LM industry is a fast-growing industry in China. Historically, traditional electric rotary motors have been used in various industries throughout China, but performance and efficiency issues associated with traditional electric motors have spurred an interest in the industry to consider alternative technologies such as LMs. Compared with traditional rotary motors, we believe that LMs are simpler to control, easier to operate, more reliable and capable of reducing operating costs in the long term.

Unlike traditional electric motors that rely on centrifugal rotation, or torque, a linear motor is an electric motor that transmits force through a magnetic field without the need for a mechanical linkage. An axis driven by a linear motor requires little or no contact between moving parts. Reduced contact between moving surfaces translates to reduced wear and reduced vibration. As a result, there is no backlash, windup, wear or maintenance that is normally associated with traditional electric motors. Many applications that require some sort of linear motion can benefit from the use of LMs.

LM integrated systems allow for faster response and more effective braking forces. LMs are more energy efficient because there are no gears or chains to cause backlash, no lubrication is needed, and overall maintenance requirements are lower. The Chinese government has shown an interest in the development of China’s LM industry by providing research grants to domestic companies which are chosen to participate in state-sponsored feasibility studies on projects such as the development of high-speed rail links using LM technology.

OUR STRATEGY

Our objective is to be the leading provider of customized linear motors and special motors for customers in China’s industrial end-markets. Additionally we intend to pursue relationships with large multinational suppliers. To achieve this objective, we plan to execute the following key business strategies:

•
Strengthen our design and development capabilities. To meet the changing needs of our customers, we intend to continue to improve and strengthen our in-depth design capabilities to meet the changing needs of our customers, and continue to differentiate ourselves from our competitors in the global marketplace. We intend to capitalize on the significant growth in the end-markets for linear motors in China by continuing to build out our design expertise and production capacity.

•
Leverage our strong customer relationships into new opportunities. We will continue to expand our presence in the China market. While developing strategic relationships with established international firms. We will also more proactively address opportunities in the global markets for linear motors and other special motors which carry higher average selling prices.

PRODUCTS AND SERVICES

We develop, engineer, manufacture, and sell a wide array of customized linear motors and other special motors. We develop products based on our customers’ specific design specifications using our proprietary process technology and expertise. The characteristics of the customers’ requirement and the specific technology application in each development are exclusive. This custom product development allows for good customer relations and enables us to maintain our profit margins. We are able to compete effectively based on our low cost manufacturing facilities and favorable labor cost advantages afforded to us in China.

Presently, we offer four main products:

1. Flat linear asynchronous motor series (self-cooling)

The flat linear asynchronous motor series is widely applied in transmission systems as the production transportation line, the crane, postal service sorting machine, baggage sorting machine, printed matter sorting machine, automatic linear door, and revolving door applications. The flat linear asynchronous motor series is self-cooling using the ambient environment.

2. Flat three-phase linear asynchronous motor (forced ventilation)

The flat three-phase linear asynchronous motor has a forced ventilation structure, which is loaded with radiator, bottom board, and air blower to reduce and dissipate heat. This motor is used in transmission systems as the production transportation line, the crane, postal service sorting machine, baggage sorting machine, printed matter sorting machine, automatic linear door, and revolving door applications. Unlike the self-cooling design of our flat linear asynchronous motor series, our flat three-phase linear asynchronous motor utilizes forced ventilation.

3. The plane goods transmission installment

This installment is used in logistical line, custom and airport applications.

4. Micro-motor and the armature

The micro-motor is used in home appliances including the microwave oven, refrigerator, warmer, washer, fan and other applications. The armature, a rotating part of an electric machine or a motor, is used in electronic tools including electric drill, electric hammer, electric scissors, curve-saw and polisher applications.

Our products have been mainly used in servicing the factory automation, packaging and the oil industries. Our linear motor product series has been used in the oil services, factory automation, packaging and mass transportation systems industries. Our flat linear asynchronous motor series, flat three-phase linear asynchronous motor and the plane goods transmission installment application have been mainly applied in transmission systems including the production transportation conveyor line, the postal service sorting machine, the baggage sorting machine and the printed matter sorting machine. Our flat linear asynchronous motor series application has also been used in the oil pump machine of oil field. Our micro-motor has been used in home application including the microwave oven, refrigerator, warmer, washer, fan and other applications, and our armature has been used in electronic tools including electric drill, electric hammer, electric scissors, curve-saw and polisher applications.

MANUFACTURING PROCESS

Through our subsidiaries, we own state-of-the-art manufacturing equipment and production facilities in the PRC that enable us to meet the demands of high quality engineering to ensure product reliability and durability. We believe that the facility and its landscape can accommodate potential capacity expansion plans.

Generally, there are two stages of design and development before the main production process. In the first process stage, the technical design of the motor is drawn based on customer defined parameters such as the speed, force, heat output and size of the motor. In the second process stage, the working prototype is produced, and testing and validation of the prototype are conducted. The main production process can be carried out only after the working prototype passes the various testing and validation protocols. The actual manufacturing process consists of winding the coils, laminating the primary and secondary elements, and hermetic casing for protection and durability among other procedures. The last stage is testing and validation.

SERVICES

We provide after-sale services to our customers, through our subsidiary, HTFE. We typically offer a warranty of up to two years on our products and expect to absorb the costs of servicing if our products fail within the two-year warranty period. We generally provide on-site at a client location within 24 hours to fix problems arising within the warranty period. After the two-year warranty period has expired, we offer after-sale services for a fee.

MARKETING

Currently we receive contracts mostly through tender offers and referrals. We have a marketing team of six people that focuses on providing support and consultancy to customers. We target our products to the global original equipment manufacturers (“OEMs”) and distributors as components or in integrated systems. We also will cooperate with major system integrators to jointly develop and market new products. We have a close involvement with our customers to jointly develop and customize products for customers’ specific needs. We believe this active working relationship with customers has allowed us to win repeat business, create visibility and enhance our growth.

We also participate in industry trade shows, technical conferences, professional seminars and exhibitions, and use these events to promote its products, generate sales, and build brand awareness.

We are actively exploring the international markets for our products, and we recently established executive offices in Philadelphia, Pennsylvania.

SOURCES AND AVAILABILITY OF RAW MATERIALS (VENDORS)

The raw materials used by us include semi-finished products and component materials. The main raw materials consist of semi-finished products, including iron-ore, fans, radiators and control cabinets. The main component materials include enamel wire and metal plating. We believe that alternative sources are available for such materials.

Supplier Name	Components Purchased
Acheng Relay Company Limited	Accessories of the logistic system, iron-core of electric motors
Jiangnan Aluminum Material Factory	Aluminum material
Linear Motor Institute of the Zhejiang University	Control cabinets
Rui’an Fangzhuang Motor Fittings Factory	Enamel wire and metal plating

CUSTOMERS

Three major customers accounted for 69% of our net revenue for the year ended December 31, 2005, with each customer individually accounting for about 46%, 12% and 11% of the sales. At December 31, 2005, the total receivable balance due from these three customers was $5,124,275.

Customer Name	2005 Net Revenue (US dollars in millions)	Percentage of 2005 Net Revenue
GuiYang Putian Wanxiang Logistic Technology Co., Ltd.	$10.89	46%
Shanghai Junci Machine and Electric Equipments Co., Ltd.	2.87	12%
Suifenghe Wanrong Business Trade Co., Ltd.	2.58	11%
Total	$16.34	69%

INTELLECTUAL PROPERTY

We hold three patents in China relating to our core LM technology. These patents were issued by the Intellectual Property Rights Bureau of The People’s Republic of China as follows:

Patent Name	Type	Patent Number	Application Date	Term	Description
Linear Motor-Driven Flexible Planar Materials Circulation Line	Utility	ZL 02 2 11613.3	April 28, 2002	10 years from the Application Date	This utility model involves an application for conveying equipment circulation line driven by a linear motor.

Linear Motor-Driven Crawler Style Conveyor	Utility	ZL 02 2 10379.1	April 28, 2002	10 years from the Application Date	This utility model utilizes the linear movement directly output by the flat linear motor, basically alters the principles of current conveyors.

Flat Linear Three-Phase Asynchronous Motor	Utility	ZL 02 2 10740.1	March 18, 2002	10 years from the Application
The advantages of the flat linear three-phase asynchronous motor of this utility model are that it drives linear movement units, thus the thrust force is generated directly without the needs of any conversion equipment. The intermediate conversion equipment is omitted and the whole system is simplified. This makes the whole system run securely with improved transmission efficiency, reduced manufacturing costs and reduced maintenance costs to operate compared to rotary motors.

RESEARCH AND DEVELOPMENT

Our design and development of linear motors and other special motors include both the development of products, which extend the product lines, and the modification of existing products to meet new application requirements. Additional development work is done to improve production methods. Our strategy is to combine internal product research and development with outside research from China’s scientific research institutions.

We cooperate closely with various scientific research institutions to advance development of new products and production methods. We have on-going relationships with Zhejiang University, Shanghai Micro-Motors Research Institute, and China Academy of Sciences Electric Engineering Institution. For example, one of our joint research and development projects is our current program with Zhejiang University where we are jointly developing a Permanent Magnetism Synchronization Servo Motor.

Costs associated with research, new product development, and product and cost improvements are treated as expenses when incurred and amounted to approximately $750,000 and $38,000 for the year ended December 31, 2005 and 2004, respectively.

EMPLOYEES

As of October 3, 2006, we employed approximately 235 people in the following capacities: 17 in management, 7 in administrative, 142 in production, 8 in sales, 51 in research and development and 10 in financial management.

We believe that we have good working relationships with our employees, most of whom are located in Harbin, the capital of Heilongjiang Province. We are not a party to any collective bargaining agreements, and none of our employees are covered by a collective bargaining agreement.

We have employment contracts with a number of our employees. Employment contracts are designed to adhere to both State and Provincial employment and social security regulations under applicable Chinese law. We have signed confidentiality agreements with all of our employees.

COMPETITION

We believe that the principal competitive factors affecting the markets for our customized module design solutions include:

•	understanding our customers’ time-to-market, technology and cost requirements;

•	access to industrial supply chain and raw material providers;

•	pricing and efficiency;

•	design capabilities;

•	customer relationships; and

•	technical support.

We believe that we compete favorably with respect to each of these criteria. In addition, while we do not believe that there are any direct competitors of any meaningful size that operate using the same business model as ours within the PRC.

We have recently entered the international marketplace for our products. Globally, some of our competitors are larger in size or are divisions of large diversified companies and have substantially greater financial resources.

PRC REGULATIONS

The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), or the Rules, as amended. Under the Rules, once certain procedural requirements are met, Renminbi (“RMB”) is convertible for current account transactions, including trade and service-related foreign exchange transactions and dividend payments, but not for capital account transactions, including direct investment, loans or investments in securities outside China, without prior approval of the State Administration of Foreign Exchange of the People’s Republic of China, or its local counter-parts. Since a significant amount of our future revenues will continue to be denominated in RMB, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in China to fund our business activities outside of China, if any, or expenditures denominated in foreign currencies, or our ability to meet our foreign currency obligations, which could have a material adverse effect on our business, financial condition and results of operations. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of RMB with respect to foreign exchange transactions.

In addition, regulations were recently promulgated by State Development and Reform Commission, or SDRC, and the State Administration of Foreign Exchange, or SAFE, that require registration with, and approval from, PRC government authorities in connection with direct or indirect offshore investment activities by individuals who are PRC residents and PRC corporate entities. These regulations may apply to future offshore or cross-border acquisitions, if any, as well as to the equity interests in offshore companies held by our PRC stockholders who are considered PRC residents. We intend to make all required application and filings, and will require the stockholders of the offshore entities in our corporate group who are considered PRC residents to make the application and filings, as required under these regulations and under any implementing rules or approval practices that may be established under these regulations. However, because these regulations are relatively new and lacking implementing rules or reconciliation with other approval requirements, it remains uncertain how these regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted and implemented by the relevant government authorities. The approval criteria by SDRC agencies for outbound investment by PRC residents are not provided under the relevant SDRC regulations. Also, the criteria for registration with SAFE agencies, and whether such registration procedure is discretionary, are still uncertain as the criteria, if any, are not provided for under relevant SDRC regulations. Furthermore, there is a lack of relevant registration precedents for us to determine the registration criteria in practice. Accordingly, we cannot provide any assurances that we will be able to comply with, qualify under or obtain any registration or approval as required by these regulations or other related legislations. Further, we cannot assure you that our stockholders would not be considered PRC residents, given uncertainties as to what constitutes a PRC resident for the purposes of the regulation, or that if they are deemed PRC residents, they would or would be able to comply with the requirements. Our failure or the failure of our PRC resident stockholders to obtain these approvals or registrations may restrict our ability to acquire a company outside of China or use our entities outside of China to acquire or establish companies inside of China, which could negatively affect our business and future prospects.

With respect to our subsidiary in the PRC and to the extent that we form any additional subsidiaries in the PRC, the ability of any PRC operating subsidiary to make dividend and other payments to us may be restricted by factors such as changes in applicable foreign exchange and other laws and regulations. For example, under the SAFE regulations discussed above, the foreign exchange activities of a PRC subsidiary are conditioned upon the compliance with the SAFE registration requirements by the stockholders of any offshore entities who are PRC residents. Failure to comply with these SAFE registration requirements may substantially restrict or prohibit the foreign exchange inflow to and outflow from a PRC subsidiary, including, remittance of dividends and foreign-currency-denominated borrowings by a PRC subsidiary. In addition, a PRC operating subsidiary is required, where applicable, to allocate a portion of their net profit to certain funds before distributing dividends, including at least 10% of their net profit to certain reserve funds until the balance of such fund has reached 50% of their registered capital. These reserves can only be used for specific purposes, including making-up cumulative losses of previous years, conversion to equity capital, and application to business expansion, and are not distributable as dividends. A PRC operating company is also required, where applicable, to allocate an additional 5% to 10% of their net profits to a statutory common welfare fund. The net profit available for distribution from a PRC operating company is determined in accordance with generally accepted accounting principles in China, which may materially differ from a determination performed in accordance with U.S. GAAP. As a result, we may not receive sufficient distributions or other payments from these entities to enable us to make dividend distributions to our stockholders in the future, even if our U.S. GAAP financial statements indicate that our operations have been profitable.

RECENT DEVELOPMENTS

Joint Research and Development Agreement

On August 21, 2006, HTFE entered into a joint research and development agreement (the “R&D Agreement”) with the Institute of Electrical Engineering of the Chinese Academy of Sciences (“IEECAS”) to produce a train and system to be tested at the Beijing Airport railway line in the People’s Republic of China (“PRC”) by the end of 2008. The Agreement provides that the term of the project shall commence on August 2006 and terminate in early 2009.

The R&D Agreement provides for a budget of approximately US$3.13 million, consisting of US$1.88 million to be invested by HTFE and the remainder to be invested by IEECAS. HTFE is to be responsible for designing and manufacturing certain components of the system, including the high power linear traction motors, track reaction plates, the body of the test vehicle, the test vehicle’s DC/AC power supply components, and other mechanical and auxiliary components. Patents resulting from this project are to be jointly-owned by the parties. Ownership of other non-patent rights, such as the right of use and right of transfer under PRC intellectual property laws, are to be decided by the parties by mutual agreement. The R&D Agreement further stipulates, among other things, that the economic benefits as a result of the commercialization of the research results shall be divided between the parties on a pro rata basis in accordance with their respective level of total investments.

New Financing

On August 29, 2006, we, AEM, and the Investors entered into a purchase agreement (the “Purchase Agreement”) relating to the purchase and sale of $50.0 million aggregate principal amount of the Notes and Warrants to purchase an aggregate of 3,487,368 shares of our common stock in an offshore transaction pursuant to Regulation S under the Securities Act of 1933. The transaction closed on August 30, 2006.

Notes and Guarantee

The Notes:

•	are general senior secured obligations of the Company;

•	are secured on a first priority basis by all of the shares of AEM held by the Company;

•	rank equally in right of payment with all existing and future pari passu indebtedness of the Company; and

•	will rank senior in right of payment to all existing and future subordinated indebtedness of the Company.

The Notes are unconditionally guaranteed on a senior secured basis by AEM (the “Guarantor”) and will be guaranteed on a senior secured basis by all of our other existing and future subsidiaries (other than subsidiaries domiciled in the People's Republic of China).

The Guarantee of the Notes:

•	is a senior secured obligation of the Guarantor;

•	will be secured, on a first priority basis, by security interests in any other collateral owned by the Guarantor;

•	is senior in right of payment to all existing and future subordinated indebtedness of the Guarantor; and

•	ranks equally in right of payment with all existing and future pari passu indebtedness of the Guarantor.

Indenture

The Notes are governed by an indenture, dated August 30, 2006, entered into among us, AEM, as guarantor, and The Bank of New York, as trustee for the Notes. Of the $50.0 million aggregate principal amount of the Notes, Citadel subscribed to $38.0 million of the principal amount of the Notes, which mature on September 1, 2012 (the “2012 Notes”), and Merrill Lynch subscribed to $12.0 million of the principal amount of the Notes, which mature on September 1, 2010 (the “2010 Notes”). Pursuant to the indenture, AEM has agreed, and all of our other existing and future subsidiaries (other than subsidiaries domiciled in the People's Republic of China) are obligated, to guarantee, on a senior secured basis, to the Investors and to the trustee the payment and performance of our obligations.

Under the indenture, we are prohibited, and we are obligated to preclude our subsidiaries, from incurring additional debt unless such debt has been designated as permissible debt under the terms of the indenture. The indenture imposes further limitations on our ability to (i) make investments in other companies, (ii) create liens, (iii) sell our assets if the fair market value of such sales exceeds, in the aggregate, $4.5 million per year, (iv) make distributions from our subsidiaries and (v) engage in transactions with our affiliates. We must also maintain a consolidated tangible net worth of not less than $25.0 million from the issuance date of the Notes until the first annual anniversary thereof, which amount increases at each annual anniversary of such issuance date by $10.0 million. We will also be required to pay an additional interest of 2.0% per annum on the Notes if we have not obtained a listing of our common stock on either the Nasdaq Capital Market or the Nasdaq Global Market on or before July 1, 2007 and if we are not at that time currently maintaining such listing. Pursuant to the indenture, AEM has agreed, and all of our other existing and future subsidiaries (other than subsidiaries domiciled in the People's Republic of China), are obligated, to guarantee, on a senior secured basis, to the purchasers of the Notes and to the trustee the payment and performance of our obligations. If we are required to pay any of these penalties, which could be substantial in aggregate amount, such payments could have a material and adverse effect on our financial results and results of operations.

In addition, we are obligated to pay liquidated damages upon failure to complete certain events. They include:

(i) an aggregate amount of $750,000 due and payable by us to the noteholders on a pro rata basis (proportionate to their holding of the Notes that are at that time outstanding) on or before April 9, 2007 if we have not obtained a listing of our common stock on either the Nasdaq Capital Market or the Nasdaq Global Market on or before April 1, 2007 and if we are not at that time currently maintaining such listing;

(ii) an aggregate amount of $1,500,000 due and payable by us to the noteholders on a pro rata basis (proportionate to their holding of the Notes that are at that time outstanding) on or before July 9, 2007 if we have not obtained a listing of our common stock on either the Nasdaq Capital Market or the Nasdaq Global Market on or before July 1, 2007 and if we are not at that time currently maintaining such listing;

(iii) an aggregate amount of $2,500,000 due and payable by us to the noteholders on a pro rata basis (proportionate to their holding of the Notes that are at that time outstanding) on or before March 1 of each year, beginning March 1, 2007, if we have not appointed a new independent accounting firm from a list of pre-approved candidates by the January 1 immediately preceding each such March 1, and if an independent accounting firm identified as a pre-approved candidate in the indenture is not at each such March 1 engaged by us; and

(iv) an aggregate amount of $1,200,000 due and payable by us to the noteholders on a pro rata basis (proportionate to their holding of the Notes that are at that time outstanding) on or before the 125th day following the issuance date of the Notes, if we have not appointed a senior financial officer knowledgeable about the U.S. capital markets and proficient in English by the 120th day following the issuance date of the Notes, and the same aggregate amount for each subsequent 120-day period in which we fail to so comply.

Share Pledge Agreement

As security for the Notes, we and The Bank of New York, as collateral agent, entered into a share pledge agreement, dated August 30, 2006, pursuant to which the Notes were secured with all of the shares of AEM common stock held by us.

Warrant Agreement and Warrants

The Warrants are governed by a warrant agreement, dated August 30, 2006, between us and The Bank of New York, as warrant agent. The Warrants consist of (i) six-year warrants to purchase an aggregate of 2,192,308 shares of our common stock, at an exercise price of $7.80 per share (the “First Tranche 2012 Warrants”), (ii) six-year warrants to purchase an aggregate of 525,830 shares of our common stock at an exercise price of $10.84 per share (the “Second Tranche 2012 Warrants”) and (iii) three-year warrants to purchase an aggregate of 769,230 shares of our common stock at an exercise price of $7.80 per share (the “2009 Warrants”). The First Tranche 2012 Warrants and the Second Tranche 2012 Warrants were issued to Citadel, and the 2009 Warrants were issued to Merrill. Each Warrant is exercisable at the option of the Warrant holder beginning on the date of issuance through the maturity date of such Warrant.

Equity Registration Rights Agreement

In connection with the issuance of the Warrants, we and the Investors have entered into an equity registration rights agreement, dated August 30, 2006, pursuant to which we have agreed to file a shelf registration statement covering the resale of the shares underlying the Warrants. Under the registration rights agreement, we agreed that, in the event that the registration statement relating to the shares underlying the Warrants has not been declared effective by the SEC on or before March 30, 2007, or if effectiveness of such registration statement is suspended at any time while any registrable securities relating to the Warrants remain outstanding, we agreed to pay an aggregate of $250,000 in cash to the warrantholders for each thirty-day period for which that remains uncured (but which amount shall not exceed $2,000,000 in the aggregate).

Voting Agreement

In addition, we, Mr. Tianfu Yang and Citadel entered into a voting agreement, dated August 30, 2006, relating to the voting rights associated with the capital stock of the Company held by Mr. Yang and Citadel. Under the voting agreement, Mr. Yang has agreed to vote all shares of the Company’s common stock owned by him to ensure that up to 2 nominees of Citadel are elected to the Company’s Board of Directors.

Noncompetition Covenant and Agreement

The Investors and Mr. Tianfu Yang also entered into a noncompetition covenant and agreement, dated August 30, 2006, relating to Mr. Yang's employment as our Chief Executive Officer and his ability to engage in a business that is competitive with our business for so long as any of the Notes remain outstanding.

Land Use Lease

On September 8, 2006, HTFE entered into an agreement ("Land Use Agreement") with Shanghai Lingang Investment and Development Company Limited ("Shanghai Lingang") with respect to HTFE’s lease and use of 40,800 square meters of State-owned land in the Shanghai Zhuqiao Airport Industrial Zone (the "Site").

The term of the lease is 50 years and the aggregate amount that HTFE shall pay to Shanghai Lingang is approximately US$2.54 million ("Fee"), 50% of which has been paid and 45% of which is payable upon Shanghai Lingang's completion of certain regulatory applications on behalf of HTFE. The balance of the Fee is payable within seven days of receipt of a regulatory permit for work commencement.

It is anticipated that the Site will be used in connection with the research and development project contemplated by the R&D Agreement. The Land Use Agreement provides that HTFE shall invest approximately US$15 million in the Site and shall register a Sino-foreign joint venture company at the location of Shanghai Lingang, with taxes payable at the same location. HTFE has agreed to compensate Shanghai Lingang for certain local taxes due to the local tax authority in connection with applicable tax generation requirements.

SELECTED FINANCIAL DATA

The following statement of operations data for the years ended December 31, 2004 and 2005 and the balance sheet data as of December 31, 2005 are derived from our audited financial statements, which have been audited by Kabani & Company, Inc., an independent registered public accounting firm, and are included elsewhere in this prospectus. The balance sheet data as of June 30, 2006 and the statement of operation data for each of the three months ended June 30, 2005 and 2006 have been derived from our unaudited financial statements, which include, in the opinion of management, all adjustments necessary to present fairly the data for such periods. The historical results are not necessarily indicative of results to be expected in any future period. See the notes to the audited consolidated financial statements and to the unaudited consolidated financial statement included elsewhere in the prospectus for more information.

CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE YEARS ENDED DECEMBER 31,		FOR THE THREE-MONTH PERIODS ENDED (UNAUDITED)
	2004	2005	June 30, 2005	June 30, 2006
Net revenue	$4,858,650	$23,643,664	$5,274,442	$9,711,345
Cost of revenue	2,289,750	12,083,957	2,520,020	4,910,553
Gross profit	2,568,900	11,559,707	2,754,422	4,800,791
Operating expenses
Selling expenses	93,366	337,142	17,745	216,600
General and administrative expenses	186,568	1,258,300	142,301	924,243
Total operating expenses	279,934	1,595,443	160,046	1,140,842
Income from operations	2,288,966	9,964,264	2,594,376	3,659,949
Non-operating Income
Realized gain on sale of marketable securities			—	—
Other income (expense)			—	(914)
Interest income	22,367	35,894	13,824	18,709
Net income	2,311,333	10,000,158	2,608,200	3,677,744
Other comprehensive item
Unrealized gain on marketable securities	(102,245	587,171	—	—
Translation gain
Reclassification adjustment for gains on sale of marketable securities			(159,645)	—
Foreign currency translation	—	512,540	—
Comprehensive Income	$2,209,088	$11,099,869	$2,448,555	$3,758,355
Basic weighted average shares outstanding	6,355,166	14,934,667	15,000,450	16,600,451
Basic net earnings per share	$0.36	$0.67	$0.17	$0.22
Diluted weighted average shares outstanding	6,355,166	15,143,891	15,125,588	17,350,758
Diluted net earnings per share	$0.36	$0.66	$0.17	$0.21

CONSOLIDATED BALANCE SHEET

	AS OF DECEMBER 31, 2005	AS OF JUNE 30, 2006 (UNAUDITED)
Cash & cash equivalents	$5,739,019	$11,494,797
Total assets	$24,795,156	$33,587,930
Total current liabilities	$192,237	$1,447,587
Total liabilities and stockholders’ equity	$24,795,156	$33,587,930

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

The following discussion of our financial condition and results of operations should be read in conjunction with our audited and unaudited consolidated financial statements and the notes to those financial statements set forth commencing on page F-1 of this prospectus. This discussion contains forward-looking statements that involve significant risks and uncertainties. As a result of many factors, such as those set forth under “Forward Looking Statements” and “Risk Factors” and elsewhere in this registration statement, our actual results may differ materially from those anticipated in these forward-looking statements.

OVERVIEW

We were incorporated under the laws of the state of Nevada and, along with our wholly-owned subsidiaries, are headquartered in Harbin, China. We manufacture, design, supply and service linear motors and special motors for domestic China and other international markets. Our products are purchased by a broad range of customers, including those involved in oil services, factory automation, packaging and mass transportation systems.

Our expenses have consisted primarily of those incurred with sales and marketing of our products, general and administrative costs associated with our operations and costs of maintaining our facilities, salaries and research and development. To date, we have funded our operations primarily through the sale of equity securities and retained earnings.

We are subject to risks common to companies operating in China, including risks inherent in our distribution and commercialization efforts, uncertainty of foreign regulatory and marketing approvals and laws, reliance on key customers, enforcement of patent and proprietary rights, the need for future capital and retention of key employees. We cannot provide assurance that we will generate revenues or achieve and sustain profitability in the future.

ACCOUNTING POLICIES AND ESTIMATES

We believe that the application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. For a summary of our significant accounting policies, see Note 2 of the consolidated financial statements appearing elsewhere in this Quarterly Report.

Accounts Receivable

We maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyze historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

We use estimates in determining our allowance for bad debts that are based on our historical collection experience, current trends, credit policy and a percentage of our accounts receivable by aging category. In determining these percentages, we review historical write-offs in our receivables. In determining the appropriate reserve percentages, we also review current trends in the credit quality of our customers, as well as changes in our internal credit policies. We maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. Additional allowances for doubtful accounts may be required if there is deterioration in past due balances, if economic conditions are less favorable than anticipated, or for customer-specific circumstances, such as financial difficulty.

Reserves are recorded primarily on a specific identification basis. Reserve for potential credit losses were $0, $29,249 and $30,000 for the years ended December 31, 2004 and 2005 and for the six months ended June 30, 2006, respectively. No amounts were written off during the periods indicated. If our estimate of our allowance is understated in future periods, operating income would be reduced.

Inventories

Inventory levels are based on projections of future demand and market conditions. Inventories are stated at cost, which is not in excess of market using the weighted average cost method. Any sudden decline in demand and/or rapid product improvements and technological changes can result in excess and/or obsolete inventories. Because most of our products are customized and unique to a particular customer, there is a risk that we will forecast inventory needs incorrectly and purchase or produce excess inventory. As a result, actual demand may differ from forecasts, and such differences, if not managed, may have a material adverse effect on future results of operations due to required write-offs of excess or obsolete inventory. To mitigate against such exposure, we require a binding purchase order or a signed agreement by our customer agreeing to pay for and take possession of finished goods inventory parts for the duration of the agreement.

On an ongoing basis, inventories are reviewed for potential write down for estimated obsolescence or unmarketable inventories equal to the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions. We have experienced no inventory write downs since our inception. Accordingly, we have not created any reserve for obsolete inventory consistent with our historical experience. To the extent we increase our reserves for future periods, operating income will be reduced.

Revenue Recognition

Our revenue recognition policies are structured to comply with Staff Accounting Bulletin (SAB) 104 and SFAS 48. SAB 104 requires that revenue can only be recognized when it is realized or realizable and earned. Revenue generally is realized or realizable and earned when all four of the following criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the price is fixed and determinable; and (4) collectability is reasonably assured.

Determination of criterion (4) is based on our judgments regarding the collectability of those amounts. Historically, we have not encountered any significant problems with collectability and thus have determined that it is not necessary to defer revenue recognition on that basis. Should changes in conditions cause us to determine this criterion is not met for certain future transactions, revenues for any reporting period could be adversely affected by delaying recognition of such revenues.

In addition, our revenue recognition could be negatively impacted by returns. However, we make custom products which are customer specific, and no returns are allowed. We warrant our product for repair only in the event of defects for two years from the date of shipment. Historically, we have not experienced significant defects, and replacements for defects have not been material. We charge such costs to cost of goods sold. For the years ended December 31, 2004 and 2005 and for the six months ended June 30, 2006 and 2005, such returns and allowances were $0. Should returns increase in the future it would be necessary to adjust our estimates, in which case recognition of revenues could be delayed.

Stock-Based Compensation

Prior to January 1, 2006, we accounted for share-based employee compensation plans using the intrinsic value method of accounting in accordance with APB 25. Under the provisions of APB 25, no compensation expense is recognized when stock options are granted with exercise prices equal to or greater than market value on the date of grant.

Effective January 1, 2006, the Company accounts for stock-based compensation in accordance with the fair value recognition provisions of SFAS 123R. The Company uses the Black-Scholes-Merton option-pricing model which requires the input of highly subjective assumptions. These assumptions include estimating the length of time employees will retain their stock options before exercising them (“expected term”), the estimated volatility of the Company’s common stock price over the expected term and the number of options that will ultimately not complete their vesting requirements (“forfeitures”). Changes in the subjective assumptions can materially affect the estimate of fair value of stock-based compensation and consequently, the related amount recognized on the consolidated statements of earnings.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2006 COMPARED TO SIX MONTHS ENDED JUNE 30, 2005

Revenue

For the six month period ended June 30, 2006, we generated net revenues of $18,590,003. During the six month period ended June 30, 2005, we produced net revenues of $9,402,739. Sales of linear motor and special motor products drove the growth in the period. Industrial electric linear motors and special motors continued to comprise significantly all of our total product sales in both comparable periods. The increase for the six -month period ended June 30, 2006 was due to the Company’s success in recruiting new customers and increased sales to our existing customers.

Gross Profit

The Company achieved a gross profit of $9,074,527 for the six months ended June 30, 2006 compared to $4,804,659 for the six months ended June 30, 2005. The increase is directly related to our increases in sales and mix of product. Gross margin, as a percentage of revenues, was 48.8% for the six months ended June 30, 2006 compared to 51.1% for the six months ended June 30, 2005. The change in gross margin is normal as it reflects the different mix of products shipped in their corresponding periods.

Operating Expenses

Our total operating expenses consist of costs associated with sales and marketing, research and development expenditures, general administrative costs, and amounts to account for stock-based compensation. The Company incurred total operating expenses of $2,257,607, or 12.1% of sales, for the six months ended June 30, 2006. This represents an increase of $1,739,273 compared to $518,334, or 5.5% of sales for the six months ended June 30, 2005. Aggregated selling expenses of $424,606, or 2.3% of sales, account for expenses associated with sales and marketing of the Company’s products. Selling expenses for the corresponding period last year were $124,333 or 1.3% of sales. The increase is due to our increased revenues and sales activity. General and administrative expenses include the costs of maintaining the Company’s facilities, salaries, research and development, and amounts allocated to stock based compensation through options grants. General and administrative expenses for the six months ended June 30, 2006 were $1,833,000, or 9.9% of sales, compared to $394,001, or 4.2% of sales in June 30, 2005. The increases were due to the inclusion of stock-based compensation expense and administrative expenses to support the opening of our new offices in the U.S. Excluding the stock-based compensation of $330,000, our General and administrative expenses for the six months ended June 30, 2006 were $1,503,000, or 8.1% of sales versus $394,001, or 4.2% of sales in June 30, 2005. There was no stock-based compensation charge in the corresponding period last year.

Stock compensation expense measured in accordance with SFAS No. 123-R totaled approximately $330,000, or $ 0.02 per basic and diluted share, in the six month period ended June 30, 2006. The adoption of SFAS No. 123-R resulted in increased expense of approximately $330,000, or 1.8% of sales. In the six month period ended June 30, 2005, no expense was recorded as the Company did not have any stock options awarded during that period that had intrinsic value.

Net Income

The Company's net income was $7,472,241, or 40.2% of sales, for the six month period ended June 30, 2006, compared to $4,300,443, or 45.7% of sales, for the six month period ended June 30, 2005. The increase is attributed to the continued increase in sales levels and the contribution from the sale of our marketable securities. The Company sold its marketable securities in the six month period ended June 30, 2006 at a realized gain of $571,143. No other sales of marketable securities occurred during the six month period ended June 30, 2006. Excluding the realized gain from the sale of marketable securities our net income was $6,901,098, or 37.1% of sales.

FISCAL YEAR 2005 COMPARED TO FISCAL YEAR 2004

Total sales for 2005 increased 387% to $23.64 million, compared to sales of $4.86 million in 2004. Sales of linear motor and special motor products drove the growth during 2005. Industrial electric linear motors and other special motors continued to comprise significantly all of our total product sales in 2005.

Gross margin was 48.9% in 2005 compared to 52.9% in 2004. The decrease is largely driven by the diversity of product mix. Changes in raw materials pricing did not impact gross margins in either 2005 or 2004. A continued focus on product design improvements combined with improved manufacturing efficiencies and increased sales volume will account for a sustained gross margin at these levels going forward.

Operating margin for 2005 was 42.1% down from 47.1% in 2004. Selling expenses remained low at 1.4% of sales in 2005 compared to 1.9% in 2004. During 2005, we did not add substantial fixed selling costs to support our growth. General and administrative costs were 5.3% of sales compared to 3.8% of sales in 2004. With the opening of our U.S. office, we expect selling and administrative costs will only rise modestly. As a result, total operating expenses for 2005 increased as a percentage of sales to 6.7%.

Net margin decreased to 42% for 2005 from 47% in 2004. The decrease is largely driven by increasing by the increased cost for research and development and our costs to support our U.S. office. Net earnings for 2005 of $10.0 million were compared to 2004 earnings of $2.31 million. The increase was driven solely by increased sales volumes of our motor products. Diluted earnings per share grew to $0.66 compared to $0.36 in 2004. Our total diluted share count at the end of 2005 was 15,143,891 compared to 6,355,166 at the end of 2004. The increase was driven by shares issued in both our reverse merger transaction in January of 2005 and a $4.8 million equity fundraising in September 2005.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2006, the Company had $11,494,797 cash and cash equivalents. The Company had net cash flows provided by operations of $4,758,783 for the six month period ended June 30, 2006, as compared to net cash provided by operations of $1,727,414 in the corresponding period last year. The change in net cash flows from operations in the current period as compared to the corresponding period last year was mainly due to net income. Cash flows from investing activities contributed $917,583 in the six month period ended June 30, 2006 compared with a net usage of $477,088 in the corresponding period last year. The contribution in the current period was mainly due to the proceeds from the sale of marketable securities. The Company had a net increase in cash and cash equivalent of $5,755,778 in the current period as compared to a net increase of $1,543,995 in the corresponding period last year. Our net increase in cash & cash equivalents during the six month period ended June 30, 2006 was due mainly to the increased cash flow from operations.

On August 29, 2006, the Company, AEM, Citadel and Merrill Lynch entered into the Purchase Agreement relating to the purchase and sale of (a) $50.0 million aggregate principal amount of the Company's Notes and (b) fully detachable Warrants to purchase an aggregate of 3,487,368 shares of our common stock. The transaction closed on August 30, 2006.

The Notes are governed by an indenture, dated August 30, 2006, entered into among the Company, AEM, as guarantor, and The Bank of New York, as trustee for the Notes. Of the $50.0 million aggregate principal amount of the Notes, Citadel subscribed to $38.0 million of the principal amount of the 2012 Notes, which mature on September 1, 2012, and Merrill Lynch subscribed to $12.0 million of the principal amount of the 2010 Notes, which mature on September 1, 2010. Pursuant to the indenture, AEM has agreed, and all of our other existing and future subsidiaries (other than subsidiaries domiciled in the People's Republic of China) are obligated, to guarantee, on a senior secured basis, to the Investors and to the trustee the payment and performance of our obligations.

As security for the Notes, we and The Bank of New York, as collateral agent, entered into a share pledge agreement, dated August 30, 2006, to secure the Notes with all of the shares of AEM common stock held by us.

The Warrants are governed by a warrant agreement, dated August 30, 2006, between us and The Bank of New York, as warrant agent. The Warrants consist of (i) the First Tranche 2012 Warrants which permit the purchase of an aggregate of 2,192,308 shares of our common stock, at an exercise price of $7.80 per share, (ii) the Second Tranche 2012 Warrants which permit the purchase of an aggregate of 525,830 shares of our common stock at an exercise price of $10.84 per share and (iii) the 2009 Warrants which permit the purchase of an aggregate of 769,230 shares of our common stock at an exercise price of $7.80 per share. The First Tranche 2012 Warrants and the Second Tranche 2012 Warrants were issued to Citadel, and the 2009 Warrants were issued to Merrill. Each Warrant is exercisable at the option of the Warrant holder at any time through the maturity date of such Warrant. All of the Warrants contain a cashless exercise feature. To the extent Warrants are exercised for cash, however, the Company would receive the payment of the exercise price.

The majority of the Company's revenues and expenses were denominated primarily in Renminbi (“RMB”), the currency of the People's Republic of China. There is no assurance that exchange rates between the RMB and the U.S. dollar will remain stable. A revaluation of the RMB relative to the U.S. dollar could adversely affect our business, financial condition and results of operations. We do not engage in currency hedging, therefore inflation has not had a material impact on our business.

FOREIGN EXCHANGE RISK

While our reporting currency is the U.S. dollar, 100% of our consolidated revenues and 95% of consolidated costs and expenses are denominated in Renminbi (“RMB”), with the balance denominated in U.S. dollars. Substantially all of our assets are denominated in RMB. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. dollars and RMB. If the RMB depreciates against the U.S. dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located at No. 9, Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu, Harbin Kai Fa Qu, Harbin, 150060. Our facilities in Harbin include a connected two-story factory and a three-story office building. They represent a combined space of approximately 178,564 square feet.

Our U.S.-based executive offices are located at 2 Penn Center, Suite 1306, Philadelphia, PA 19102 (“Penn Center”), and our telephone number is (215) 854-8104. In January 2006, we entered into an arrangement whereby we were assigned the rights of the then tenant of the Penn Center premises, which covered approximately 1,492 square feet. Under the arrangement between the then tenant and the landlord, the lease is scheduled to expire in April 2009 unless sooner terminated.

On September 8, 2006, HTFE entered into a Land Use Agreement with Shanghai Lingang Investment and Development Company Limited with respect to lease and use of 40,800 square meters of State-owned land in the Shanghai Zhuqiao Airport Industrial Zone. The term of the lease is 50 years. See “The Company -- Recent Developments - Land Use Lease” for more information.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded in the over-the-counter market and quoted through the Over-The-Counter (“OTC”) Bulletin Board under the symbol: HRBN. We expect it to continue to trade in that market. The following table sets forth the high and low sale prices for our common stock for the periods indicated as reported by the OTC Bulleting Board System. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. We cannot give any assurance that a stable trading market will develop for our common stock. The closing bid for shares of our common stock on October 3, 2006 was $8.50 based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board System.

Period	Low ($)	High ($)
2006 Fourth Quarter*	$8.20	$9.90
2006 Third Quarter	8.30	12.00
2006 Second Quarter	9.25	13.48
2006 First Quarter	7.25	11.74
2005 Fourth Quarter	4.00	8.75
2005 Third Quarter	3.10	4.65
2005 Second Quarter	3.00	3.92
2005 First Quarter	2.85	3.00

* Through October 3, 2006.

As of October 3, 2006, there are approximately 44 holders of record of our common stock.

We have not paid any cash dividends on our common stock, and we do not currently intend to pay cash dividends in the future.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The following table contains information concerning the compensation of our chief executive officer in 2005. No executive officer had compensation in excess of $100,000 in 2005.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Annual Compensation	Other restricted Stock Awards ($)	Restricted Stock Awards ($)	Securities underlying options	LTIP Payouts ($)	All other compensation ($)
Tianfu Yang, CEO	2005	8,000	0	8,000	N/A	N/A	N/A	N/A	N/A
	2004	6,000	0	6,000	N/A	N/A	N/A	N/A	N/A
	2003	6,000	0	6,000	N/A	N/A	N/A	N/A	N/A

COMPENSATION OF DIRECTORS

During the fiscal year 2005, Mr. Ching Chuen Chan received RMB 22,000 as a cash fee for 11 months of service as one of our directors. During the fiscal year of 2005, Mr. David Gatton, and Mr. Patrick McManus each received $22,000 as a cash fee for 11 months of service as our directors. On January 31, 2005, our Board of Directors granted nonstatutory stock options to purchase shares of our common shares to certain of our outside directors, pursuant to our 2005 Stock Option Plan (the “Plan”), as follows:

Director	Number of Stock Options
Ching Chuen Chan	50,000
David Gatton	50,000
Patrick McManus	50,000

The exercise price under the stock options was $3.10 per share. Fifty percent (50%) of the options were exercisable immediately; the balance would vest and become exercisable in eight (8) equal quarterly installments of 3,125 over the next two (2) years, beginning on March 31, 2005.

STOCK INCENTIVE PLAN

Our long term incentives are in the form of stock options to directors, executives, employees and consultants under the 2005 Stock Option Plan (the “Plan”). The objective of these awards is to advance the longer term interests of our Company and our stockholders and complement incentives tied to annual performance. These awards provide rewards to directors, executives and other key employees and consultants upon the creation of incremental stockholder value and attainment of long-term earnings goals. Stock option awards under the Plan produce value to participants only if the price of our stock appreciates, thereby directly link the interests of the participants with those of the stockholders.

On January 31, 2005, the Company granted a total of 150,000 stock options to purchase shares of its common stock to three directors of the Company under the Company’s 2005 Stock Option Plan, pursuant to a written agreement (the “Agreement”). The option terminates five (5) years from the date of grant. Per the Agreement, option shall become exercisable during the term that Optionee serves as a Director of the Company as follows: (i) 50% of the shares of Stock subject to this Option became exercisable immediately as of the date of this Agreement; and (ii) the balance of the shares of Stock subject to this Option shall become exercisable in eight (8) equal quarterly installments of three thousand one hundred twenty five (3,125) shares of Stock subject to this Option, the first installment to be exercisable as of the last day of the first quarter of calendar year 2005, with an additional 3,125 of such Shares becoming exercisable as of the last day of each subsequent quarter. The Company granted to Optionee the right to purchase the number of shares of Stock set forth in the Agreement, for cash (or other consideration as is authorized under the Plan and acceptable to the Board of Directors of the Company, in their sole and absolute discretion) at $3.10 per share (the “Exercise Price”), such price being not less than eighty-five percent (85%) of the fair market value per share of the Shares covered by this Option as of the date of the Agreement.

On September 26, 2005, the Company granted options (the “Options”) to purchase 250,000 shares of the Company’s common stock (the “Common Stock”) at an exercise price $3.93, the closing price on September 23, 2005. One-fifth (1/5) of the Options (50,000 shares) has vested immediately upon granting. The remaining Options shall vest over a 3-year period, with 13.33% (33,333 shares) vesting on the 180th day from September 26, 2005, and the balance vesting thereafter on a semi-annual basis, proportionately over the course of the following three (3) years.

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2005.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	400,000	$3.62	1,100,000
Total	400,000		1,100,000

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

In June 2006, an action was filed against the Company by Leong Sing Lye in the United States District Court for the District of Nevada, seeking specific performance and related relief arising from a so-called Appointment Agreement pursuant to which Mr. Lye alleges to have been appointed the Company’s Consultant of Corporate Strategy. The Company has filed an answer to Mr. Lye’s complaint denying the material allegations thereof and a counterclaim against Mr. Lye for fraud and related claims. There has been no discovery to date and no trial is scheduled. The Company intends to vigorously defend against Mr. Lye’s claim, if not withdrawn, and pursue its counterclaim. The Company does not believe that the ultimate outcome of this matter will have a material adverse effect on the Company.

LEGAL MATTERS

Reed Smith LLP, San Francisco, California, has given its opinion to us as to certain legal matters relating to the validity of the shares of our common stock offered by the Selling Stockholders in this prospectus.

EXPERTS

The financial statements as of December 31, 2005 and 2004 and for each of the two years ending in the period ended December 31, 2005, which are included herein, have been audited by Kabani & Company Inc., an independent registered public accounting firm, as stated in their reports, which are included herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FINANCIAL STATEMENTS

HARBIN ELECTRIC, INC. & SUBSIDIARIES

Financial Statements
For Fiscal Years Ended December 31, 2005 and 2004

Financial Statements (Unaudited)
For Fiscal Quarters Ended June 30, 2006 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Harbin Electric, Inc. & subsidiaries

We have audited the accompanying consolidated balance sheet of Harbin Electric, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and the related consolidated statements of income, stockholders’ equity and cash flows for the years ended December 31, 2005 and December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

KABANI & COMPANY, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
March 16, 2006

HARBIN ELECTRIC, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2005

ASSETS

CURRENT ASSETS
Cash & cash equivalents	$5,739,019
Accounts receivable, net	5,842,840
Inventory	1,343,031
Advances to suppliers	2,742,335
Prepaid expenses	4,096
Marketable securities	1,005,772

Total current assets	16,677,093

PROPERTY AND EQUIPMENT, net	7,783,001

INTANGIBLE ASSETS, net	335,062

TOTAL ASSETS	$24,795,156

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$189,029
Payment in advance	3,208
Total current liabilities	192,237

STOCKHOLDERS' EQUITY
Common stock, $.00001 par value; authorized shares 100,000,000; issued and outstanding 16,600,451 shares	166
Additional paid in capital	11,297,676
Statutory reserves	1,846,724
Accumulated other comprehensive income	997,466
Retained earnings	10,460,887

Total stockholders' equity	24,602,919

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,795,156

The accompanying notes are an integral part of these consolidated financial statements.

HARBIN ELECTRIC, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE YEARS ENDED DECEMBER 31,
	2005	2004
Net revenue	$23,643,664	$4,858,650

Cost of revenue	12,083,957	2,289,750

Gross profit	11,559,707	2,568,900

Operating expenses:
Selling expenses	337,142	93,366
General and administrative expenses	1,258,300	186,568

Total operating expenses	1,595,443	279,934

Income from operations	9,964,264	2,288,966

Non-operating Income:
Interest income	35,894	22,367

Net income	10,000,158	2,311,333

Other comprehensive item:
Unrealized gain (loss) on marketable securities	587,171	(102,245
Foreign currency translation	512,540	—

Comprehensive Income	$11,099,869	$2,209,088

Basic weighted average shares outstanding	14,934,667	6,355,166

Basic net earnings per share	$0.67	$0.36

Diluted weighted average shares outstanding	15,143,891	6,355,166

Diluted net earnings per share	$0.66	$0.36

The accompanying notes are an integral part of these consolidated financial statements.

HARBIN ELECTRIC, INC. & SUBSIDIARIES
CONSOLIDATED CASH FLOW STATEMENTS

		FOR THE YEARS ENDED DECEMBER 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,000,158	$2,311,333
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	356,413	73,520
(Increase) decrease in current assets:
Accounts receivable	(5,722,391)	(25,995)
Inventory	(1,049,839)	(269,304)
Advances to suppliers	(2,698,103)	(55,949)
Other assets	52,382	—
Increase (decrease) in current liabilities:
Accounts payable	(42,745)	—
Accrued expenses	(19,605)	241,205

Net cash provided by operating activities	876,269	2,274,810

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intangible assets	(269,624)	(121,000)
Acquisition on property & equipment	(2,288,245)	(441,318)

Net cash used in investing activities	(2,557,869)	(562,318)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments by related party	208,015	189,051
Cash received from issuance of shares	4,800,000	—

Net cash provided by financing activities	5,008,015	189,051

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	201,801	—
NET INCREASE IN CASH & CASH EQUIVALENTS	3,326,415	1,901,543
CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	2,210,803	309,260
CASH & CASH EQUIVALENTS, END OF PERIOD	$5,739,019	$2,210,803

The accompanying notes are an integral part of these consolidated financial statements.

HARBIN ELECTRIC, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2005 AND 2004

	Common Stock
	Number of shares	Amount	Additional paid in capital	Subscription receivable	Shares to be issued	Statutory reserves	Other Comprehensive income (loss)	Retained earnings (deficit)	Total stockholders' equity
Balance as of December 31, 2003	1,357,466	$14	$725,986	$—	$—	$—	$—	$(3,880)	$722,120
Issuance of subsidiary's stock	10,642,534	106	5,771,736	(4,862,256)	—	—	—	—	909,586
Accrued interest on subscription receivable	—	—	125,859	(125,859)	—	—	—	—	—
Unrealized loss on investment	—	—	—	—	—	—	(102,245)	—	(102,245)
Net income for the year ended December 31, 2004	—	—	—	—	—	—	—	2,311,333	2,311,333
Allocation to statutory reserves	—	—	—	—	—	346,700	—	(346,700)	—
Balance as of December 31, 2004	12,000,000	120	6,623,581	(4,988,115)	—	346,700	(102,245)	1,960,753	3,840,794
Recapitalization on reverse acquisition	3,000,451	30	(30)	—	—	—	—	—	—
Subscription receivable exchange for Property & equipment	—	—	—	4,862,256	—	—	—	—	4,862,256
Accrued interest on subscription receivable	—	—	(125,859)	125,859	—	—	—	—	—
Shares issued for cash	1,600,000	16	4,799,984	—	—	—	—	—	4,800,000
Allocation to statutory reserves	—	—	—	—	—	1,500,024	—	(1,500,024)	—
Items of other comprehensive income:
Unrealized gain on investment	—	—	—	—	—	—	587,171	—	587,171
Foreign currency translation	—	—	—	—	—	—	512,540	—	512,540
Net income for the year ended December 31, 2005	—	—	—	—	—	—	—	10,000,158	10,000,158
Balance as of December 31, 2005	16,600,451	$166	$11,297,676	$—	$—	$1,846,724	$997,466	$10,460,887	$24,602,919

The accompanying notes are an integral part of these consolidated financial statements.

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Harbin Tech Full Electric Co., Ltd. (“HTFE”) was incorporated and formerly known as Harbin Tech Full Technology Development Co., Ltd. (“HTFTD”). On July 12, 2004, the Board of Directors of HTFTD approved to change the name of HTFTD to Harbin Tech Full Electric Co., Ltd. HTFE is engaged in the business of manufacturing and marketing of Linear Motors and special motors. HTFE has domestic patents for commercial applications of linear motors.

Tech Full International, Inc. (“TFI”) was a Delaware corporation, incorporated on August 24, 2004. TFI was a non-operative holding company of HTFE.

On August 31, 2004, TFI entered into an agreement with all the stockholders of HTFE to exchange all of the outstanding stock of TFI for all the outstanding stock of HTFE. After the consummation of the agreement, the former stockholders of HTFE owned 1,500 shares of common stock of TFI, which represented 100% of TFI’s issued and outstanding shares. For U.S. Federal income tax purposes, the transaction is intended to be qualified as a tax-free transaction under section 351 of the Internal Revenue Code of 1986, as amended.

The exchange of shares between TFI and the stockholders of HTFE has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of HTFE obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of HTFE, with HTFE being treated as the continuing entity. The historical financial statements presented are those of HTFE. The continuing company has retained December 31 as its fiscal year end. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.

On January 24, 2005, the TFI consummated a merger agreement with Torch Executive Services Ltd. (“Torch”), a Nevada corporation, under which Torch issued 8,000,000 shares of Torch to the stockholders of TFI, and under which TFI merged into Torch Subsidiary, Inc., a Delaware corporation (“TSI”) and an acquisition subsidiary of Torch, with TSI being the surviving entity. As a part of the merger, Torch cancelled 5,000,000 shares of its issued and outstanding stock owned by its former president. The exchange of shares with Torch has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of TFI obtained control of Torch. Accordingly, the merger of the two companies has been recorded as a recapitalization of TFI, with TFI being treated as the surviving entity. The financial statements of legal acquiree are not significant; therefore, no pro forma financial information is submitted.

Torch was incorporated in the State of Nevada on July 9, 2003. Torch was a development stage company in the business of providing luxury travel and concierge services on a personalized one-to-one basis as well as through the internet.

As a part of the merger, Torch was renamed to Harbin Electric, Inc. (the “Company”) and the Company declared a stock dividend of one-half share for each share of its common stock outstanding for all stockholders on record as of January 26, 2005. All per share data including earnings per share has been retroactively restated to reflect the stock split.

In connection with the transactions described above, the Company changed its fiscal year end to December 31.

Joint Venture with Baldor Electric Company

On January 12, 2005, HTFE entered into an agreement with Harbin Tech Full Industry Co., Ltd. (“HTFI”), pursuant to which HTFI agreed to transfer all of its interests in a joint venture with Baldor Electric Company (“Baldor”) to HTFE. In exchange for the transfer of the interests in the joint venture, HTFE agreed to cause its publicly traded holding company to issue 1,000,000 shares of Harbin Electric, Inc.'s common stock to HTFI as a payment for the transfer of the joint venture interests. On May 12, 2005, HTFE and the Company signed a written Consent amending the Share Transfer Agreement whereby HTFE and the Company agreed that the Company is to issue 786,885 shares of the Company’s common stock for the transfer of HTFE’s interest in the joint venture, as opposed to the 1,000,000 shares as set forth in the original Share Transfer Agreement dated January 12, 2005.

In accordance with the Joint Venture Agreement, HTFI had a 65% equity ownership in the joint venture and Baldor had the remaining 35%. HTFI would have received 55% of the profits from the joint venture with the remainder of the profits going to Baldor. The Chief Executive Officer and Chairman of the Company and the Company’s majority stockholder is also the principal owner of HTFI.

Effective as of November 20, 2005, HTFI, HTFE and the Company signed a written consent to terminate the Share Transfer Agreement which was dated as of January 12, 2005, and amended and restated as of May 12, 2005. The initial transaction was recorded at the carrying value in the books of HTFE in accordance with FAS 141 as the transaction was between entities under common control. On termination, the joint venture was deconsolidated, the initial transaction was reversed and no gain or loss was recorded. The joint venture had no operations during the year. The shares contemplated in the transaction were never issued.

As of December 31, 2005, all operational revenues of the Company have come from HTFE and all operational revenues rely on the proprietary technology and core patents of HTFE. The Harbin Baldor Joint Venture did not generate any revenue during the year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, HTFE. All significant inter-company accounts and transactions have been eliminated in consolidation. The acquisition of HTFE on August 31, 2004, has been accounted for as a purchase and treated as a reverse acquisition (note 1). The historical results for the year ended December 31, 2005 include both the Company and HTFE for the entire period while the historical results for the period ending December 31, 2004 include both the Company (from the acquisition date) and HTFE (for full period).

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. The Company had accounts receivable of $5,842,840 as of December 31, 2005 and a net of allowance of $29,249.

Advances to Suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers amounted to $2,742,335 as of December 31, 2005.

Inventory

Inventory consists of raw material for manufacturing the electrical motor, work in process and finished goods. Inventory is valued at the lower of cost or market. Inventory cost is stated as cost using the average cost method. The management compares the cost of inventory with the market value and allowance is made for writing down the inventory to its market value, if lower.

Investment in Marketable Equity Securities

The Company’s investments in marketable securities are classified as “available for sale” securities, and are carried on the financial statements at fair market value. Realized gains and losses are included in earnings; unrealized holding gains and losses are reported as a separate component of stockholders’ equity as a component of “Other Comprehensive Income.” The average cost method is used to determine cost of securities.

Property & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives ranging from 5 to 20 years as follows:

Building	20 years
Vehicle	5 years
Office Equipment	5 years
Production Equipment	10 years

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2005, there were no significant impairments of its long-lived assets.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue.

Sales revenue represents the invoiced value of goods, net of a value-added tax (“VAT”). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product. The Company recorded VAT Payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

VAT payable on sales and VAT on purchases amounted to $3,987,100 and $1,972,000 for the year ended December 31, 2005 and $728,400 and $345,100 for the year ended December 31, 2004, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Advertising Costs

The Company expenses the cost of advertising as incurred. Advertising costs for the year ended December 31, 2005 were $110,955. The advertising costs for the period ended December 31, 2004 were insignificant.

Research and Development Costs

Research and development costs are expensed as incurred.

Stock-Based Compensation

In October 1995, the FASB issued SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, “Accounting for stock issued to employees” (“APB 25”) and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No. 123. For the year ended December 31, 2004, the Company has not granted any stock options.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure - An Amendment of SFAS No. 123” (“SFAS 148”). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. SFAS 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has concluded it is in compliance with these required prominent disclosures.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

According to the Provisional Regulations of the People's Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company has been approved by the local tax bureau and the Management Regulation of Harbin Economic and Technological Development Zone for the reporting period. T he Company is exempted from income tax from July 1, 2004 through June 30, 2006. As a result of the tax holiday, the aggregate amount of income tax not recorded in the financial statements for the year ended December 31, 2005 and 2004 is approximately $1,500, 000 and $173,500, respectively. The per share effect of the tax holiday based on the basic and diluted weighted average shares outstanding is $0.55 for the year ended December 31, 2005. The per share effect of the tax holiday based on the basic and diluted weighted average shares outstanding is $0.18 for the year ended 2004.

The Company does not have any long-term deferred tax assets or liabilities in China that will exist once the tax holiday expires. The Company does not have any significant deferred tax asset or liabilities that relate to tax jurisdictions not covered by the tax holiday.

Basic and Diluted Net Income Per Share

Net income per share is calculated in accordance with the Statement of financial accounting standards No. 128 (“SFAS No. 128”), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (“APB 15”). Net income per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net income per share is based upon the weighted average number of common shares outstanding. Diluted net income per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Statement of Cash Flows

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Foreign Currency Transactions and Comprehensive Income (Loss)

Assets and liabilities in foreign currency are recorded at the balance sheet date at the rate prevailing on that date. Items of income statement are recorded at the average exchange rate. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet, as component of comprehensive income. The functional currency of the Company is Chinese Renminbi.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS 131 has no effect on the Company's financial statements as substantially all of the Company's operations are conducted in one industry segment. The Company consists of one reportable business segment. All of the Company's assets are located in The People's Republic of China.

Recent Pronouncements

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. The Company has not evaluated the impact of this pronouncement its financial statements.

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements (“EITF 05-6”). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its consolidated financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company is evaluating the effect the adoption of this interpretation will have on its financial position, cash flows and results of operations.

In December 2004, the FASB issued FASB Statement No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (“FAS No. 123R”). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's second quarter of fiscal 2006. The Company believes that the adoption of this standard will have no material impact on its financial statements.

3. INVENTORIES

Inventories at December 31, 2005 were as follows:

Raw and packing materials	$99,197
Work in process	187,412
Finished Goods	1,056,422
Total	$1,343,031

4. PROPERTY AND EQUIPMENT

Net property and equipment at December 31, 2005 were as follows:

Building	$5,464,824
Office equipment	185,745
Production equipment	2,407,418
Vehicles	173,236
8,231,223
Less: Accumulated depreciation	(448,222
$7,783,001

Depreciation expense for the year ended December 31, 2005 and December 31, 2004 was $ 303,514 and $63,437, respectively.

5. MAJOR CUSTOMERS AND VENDORS

Three major customers accounted for 69% of the net revenue for the year ended December 31, 2005 with each customer individually accounting for about 46%, 12% & 11% of the sales. One major customer accounted for 76% of the net revenue for the year ended December 31, 2004. At December 31, 2005, the total receivable balance due from these three customers was $5,124,275.

Four vendors provided 89% of the Company’s purchase of raw materials for the year ended December 31, 2005 with each vendor individually accounting for about 52%, 16%, 11% & 10%. Three vendors provided 69% of the Company’s purchase of raw material for the year ended December 31, 2004. The Company did not have accounts payable to these vendors at December 31, 2005.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

In addition, the Company enters into non-cancelable purchase commitments with its vendors. As of December 31, 2004 and December 31, 2005, the Company was obligated under the non cancelable commitments to purchase materials amounting to $223,000 and $793,000, respectively.

6. INVESTMENT IN MARKETABLE EQUITY SECURITIES

The Company’s investments in marketable securities are classified as “available for sale” securities, and are carried on the financial statements at fair market value. Realized gains and losses are included in earnings, unrealized holding gains and losses are reported as a separate component of stockholders’ equity as a component of “Other Comprehensive Income.” The average cost method is used to determine cost of securities.

The following is a summary of the Company’s investment in marketable equity securities, all of which are classified as available-for-sale securities, as of December 31, 2005:

	Cost	Estimated fair value	Unrealized gain
Equity securities	$520,846	$1,005,772	$484,926

7. INTANGIBLE ASSETS

Intangible assets consist of Patents. The Company is amortizing the intangible assets over 5 to 7 years. The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Potential impairment of goodwill is being evaluated in accordance with SFAS No. 142.

Net intangible assets at December 31, 2005 were as follows:

Patents	$398,044
Less: Accumulated amortization	(62,982)
$335,062

Amortization expense for the year ended December 31, 2005 and December 31, 2004 amounted to $52,899 and $10,083, respectively.

Amortization expense for the Company’s current amortizable intangible assets over the next five fiscal years is estimated to be:

2006	$61,045
2007	61,045
2008	61,045
2009	61,045
2010	61,045

8. STOCKHOLDERS’ EQUITY

Harbin Tech Full Electric Co. Ltd. (“HTFE”) was founded in the People’s Republic of China on April 10, 2003. Upon its inception, HTFE issued 6,000,000 shares of its common stock for $726,000 to four stockholders. On July 12, 2004, HTFE issued 47,000,000 shares of its common stock for subscription receivable of $5,771,842 from a related party. Immediately after the issuance, HTFE had 53,000,000 shares of stock issued and outstanding. Through December 31, 2004, HTFE had subscription receivable $4,862,256 from its stockholders. The Company accrued interest at 5.86% on the subscription receivable amounting to $125,859 through December 31, 2004. The Company completed the process of acquiring the plant facility in exchange of the subscription receivable in the beginning of year 2005. This transaction was with a company owned by the majority stockholder of the Company. Because the transfer of assets was between entities under common control, the assets were recorded at cost which was the carryover basis in the books of HTFE.

On August 31, 2004, all stockholders of HTFE entered into an agreement with Tech Full International, Inc. (“TFI”) to exchange all of their outstanding shares of HTFE for 1,500 shares of common stock of TFI which constituted 100% of TFI’s issued and outstanding shares. After the consummation of the agreement, the former stockholders of HTFE owned all outstanding and issued shares of TFI.

On January 12, 2005, TFI and its stockholders entered into a merger agreement (“Merger Agreement”) with Torch Executive Services, Inc. (“Torch”) and a wholly owned subsidiary of Torch, Torch Subsidiary, Inc. (“TSI”). At the closing which occurred on January 24, 2005, TFI was merged with and into TSI and the separate existence of TFI ceased. On the date of the merger, there were 7,000,300 shares of common stock of Torch outstanding. As a part of the merger, 8,000,000 restricted shares of Torch were issued to the stockholders of TFI and the former president, sole director and majority stockholder of Torch returned 5,000,000 shares of Torch to the treasury which was subsequently cancelled. After the merger, there were 10,000,300 shares of stock of Torch outstanding.

On January 24, 2005, the Company declared a stock dividend of one-half share for each share of its stock outstanding to all stockholders of record as of January 26, 2005, after the Merger Agreement. The stock dividend was payable on January 27, 2005. The Company has a total of 16,600,451 shares of common stock outstanding as of December 31, 2005.

On January 12, 2005, HTFE entered into an agreement with related party Harbin Tech Full Industry Co., Ltd. (“HTFI”), pursuant to which HTFI agreed to transfer all of its interests in joint venture with Baldor Electric Company to HTFE in exchange for the Company to issue 1,000,000 shares of its common stock to HTFI. On May 12, 2005, HTFE and the Company signed a written Consent amending the Share Transfer Agreement whereby HTFE and the Company agreed that the Company is to issue 786,885 shares of the Company’s common stock for the transfer of HTFE’s interest in the joint venture, as opposed to the 1,000,000 shares as set forth in the original Share Transfer Agreement dated January 12, 2005. The Company allocated 786,885 shares of its common stock for issuance in connection with the transfer of the joint venture interest. The shares have not been issued as of December 31, 2005. As the transaction was between entities under common control, the transaction was recorded at the historical cost basis The Company issued shares at fair value equal to the recorded cost. Effective as of November 20 2005, HTFI, HTFE and the Company signed a written consent to terminate the Share Transfer Agreement (see note 1).

On August 31, 2005, Harbin Electric, Inc. entered into Securities Purchase Agreements with institutional investors and other accredited investors to sell an aggregate of 1,600,000 shares of the Company’s common stock, par value $0.00001 per share, at a price of $3.00 per share together with options to purchase an aggregate of 480,000 shares of common stock at $3.50 per share (the “Private Placement”). The Private Placement is being entered into pursuant to Regulation D of the Securities Act of 1933. The options have registration rights, however, there is no penalty or liquidated damages clause if the Company fails to register the shares upon exercise of the options. The Company is not obligated to buy back the options. Accordingly, in accordance with EITF 00-19, the options are classified as equity. The fair value of the options was calculated using the Black-Scholes options pricing model using the following assumptions: Volatility 66%; risk free interest rate 4.13% and expected term of 5 years.

On September 18, 2005, the Company received $4,800,000 from the Private Placement. HTFE’s total registered capital as of December 31, 2005 has been increased to $11,200,000.

9. STOCK OPTIONS

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure”. SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used, on reported results. The Statement is effective for the Companies' interim reporting period ending January 31, 2003.

In compliance with SFAS No. 148, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as defined by APB No. 25 and has made the applicable disclosures below.

Had the Company determined employee stock-based compensation cost based on a fair value model at the grant date for its stock options under SFAS 123, the Company’s net earnings per share would have been adjusted to the pro forma amounts for year ended December 31, 2005 as follows ($ in thousands, except per share amounts):

Year ended December 31, 2005
Net Income - as reported	10,000
Stock-Based employee compensation expense included in reported net income, net of tax
Total stock-based employee compensation under fair-value-based method for all rewards, net of tax	(337)
Pro forma net income	$9,663

On January 31, 2005, the Company granted a total of 150,000 stock options to purchase shares of its common stock to three directors of the Company under the Company's 2005 Stock Option Plan, pursuant to a written agreement (the “Agreement”). The option terminates five (5) years from the date of grant. Per the Agreement, option shall become exercisable during the term that Optionee serves as a Director of the Company as follows: (i) 50% of the shares of Stock subject to this Option became exercisable immediately as of the date of this Agreement; and (ii) the balance of the shares of Stock subject to this Option shall become exercisable in eight (8) equal quarterly installments of three thousand one hundred twenty five (3,125) shares of Stock subject to this Option, the first installment to be exercisable as of the last day of the first quarter of calendar year 2005, with an additional 3,125 of such Shares becoming exercisable as of the last day of each subsequent quarter. The Company granted to Optionee the right to purchase the number of shares of Stock set forth in the Agreement, for cash (or other consideration as is authorized under the Plan and acceptable to the Board of Directors of the Company, in their sole and absolute discretion) at $3.10 per share (the “Exercise Price”), such price being not less than eighty-five percent (85%) of the fair market value per share of the Shares covered by this Option as of the date of the Agreement. The fair value of the options was calculated using the Black-Scholes options pricing model using the following assumptions: Volatility 66%; risk free interest rate 4.13% and expected term of 5 years.

On September 26, 2005, the Company granted options (the “Options”) to purchase 250,000 shares of the Company's common stock (the “Common Stock”) at an exercise price $3.93 per share, the closing price on September 23, 2005. One-fifth (1/5) of the Options (50,000 shares) have been vested immediately. The remaining Options shall vest over a 3-year period, with 13.33% (33,333 shares) vesting on the 180th day of the Effective Date and the balance vesting thereafter on a semi-annual basis, proportionately over the course of the following three (3) years. The options were valued using the Black-Scholes option pricing model using the following assumptions: Volatility 66%; risk free interest rate 4.13% and expected term of 3 years.

10. SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

The Company paid $0 for interest and income tax during the years ended December 31, 2005 and 2004.

Cash Flow from investing and financing activities excludes the effect of exchange of subscription receivable with fixed asset. They also exclude the effect of the Joint Venture fixed assets acquired in exchange of shares to be issued.

During the year ended December 31, 2004, HTFE issued 47,000,000 shares of its common stock for cash, property and equipment and capital work in progress of $909,586 and subscription receivable of $4,862,256.

During the year ended December 31, 2004, the Company received marketable securities of $508,245 in settlement of accounts receivable of $508,245.

11. STATUTORY COMMON WELFARE FUND

As stipulated by the Company Law of the People’s Republic of China (“PRC”), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)	Making up cumulative prior years’ losses, if any;

(ii)
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

(iii)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

(iv)	Allocations to the discretionary surplus reserve, if approved in the stockholders’ general meeting.

The Company established a reserve for the annual contribution of 5% of net income to the welfare fund. The amount included in the statutory reserve for the years ended December 31, 2005 and 2004 amounted to $500,008 and $115,567, respectively.

12. STATUTORY RESERVE

In accordance with the Chinese Company Law (note 10), the Company has allocated 10% of its annual net income, amounting to $1,000,016 and $231,133, as statutory reserve for the years ended December 31, 2005 and 2004, respectively. The Statutory Surplus Reserve and Statutory common welfare fund are aggregated on the balance sheet as Statutory Reserve.

13. EMPLOYEE PENSION

The Company made $12,773 contributions of employment benefits, including pension in the year ended December 31, 2005.

14. EARNINGS PER SHARE

Earnings per share for the year ended December 31, 2005 and December 31, 2004 were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding.

The following is an analysis of the differences between basic and diluted earnings per common share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share”.

	For the year ended Dec 31,
	2005	2004
Weighted average common shares outstanding	14,934,667	6,355,166
Effect of dilutive securities:		—
Stock options	209,224	—
Weighted average common shares outstanding and common share equivalents	15,143,891	6,355,166

15. MERGER AGREEMENT

On January 12, 2005, Torch Executive Services Ltd., a Nevada corporation (“Torch”), entered into an Agreement and Plan of Merger (“Merger Agreement”) with Torch Subsidiary, Inc., a Delaware corporation (“TSI”) wholly-owned by Torch, Tech Full International, Inc., a Delaware corporation (“TFI”) and the stockholders of TFI. TFI had one 100% wholly-owned subsidiary in Harbin of Heilongjiang Province, China, Harbin Tech Full Electric Co., Ltd. (“HTFE”). Under the terms of the agreement, TFI merged with and into TSI and Torch issued 8,000,000 shares of its common stock (“Acquisition Shares”) to the holders of TFI and, in consideration of the payment of $5,000, the former president of Torch returned 5,000,000 shares of common stock to the treasury which was subsequently cancelled. The new shares constituted approximately 80 percent of the outstanding shares of Torch, after the merger. The Merger Agreement was closed on January 24, 2005.

At closing, Frank Torchia was replaced as president, principal executive officer, treasurer, principal accounting officer, principal financial officer, and secretary, and the officers of TFI have been appointed as officers of Torch. Further, at the closing of the transaction, the existing president resigned as Torch’s sole director and officers of TFI have been appointed to the board of directors of Torch.

At the effective date of merger, by virtue of the merger and without any action on the part of TSI, TFI or the TFI stockholders, the shares of capital stock of each of TFI and TSI should have been converted as follows:

a)
Capital Stock of TSI : Each issued and outstanding share of TSI’s capital stock continued to be issued and outstanding and was converted into one share of validly issued, fully paid, and non-assessable common stock of TSI, as it existed from and after closing. Each stock certificate of TSI’s evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the TSI, as it existed from and after closing.

b)
Conversion of TFI . Each share issued and outstanding of TFI that was issued and outstanding at the effective date of the merger was automatically cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive at the time and in the amounts described in the Merger Agreement an amount of Acquisition Shares equal to the number of Acquisition Shares divided by the number of TFI shares outstanding immediately prior to closing. All such TFI shares, when so converted, were no longer outstanding and were automatically cancelled and retired and ceased to exist, and each holder of a certificate representing any such shares ceased to have any rights with respect thereto, except the right to receive the Acquisition Shares paid in consideration therefore upon the surrender of such certificate in accordance with the merger agreement.

On January 24, 2005, Torch changed its name to Harbin Electric, Inc. (the “Company”). On January 24, 2005, the Company declared a stock dividend of one-half share on each share of its stock outstanding to all stockholders of record as of January 26, 2005, after the merger agreement. The stock dividend was payable on January 27, 2005.

16. RELATED PARTY TRANSACTION

On January 12, 2005, HTFE entered into a Share Transfer Agreement with HTFI, pursuant to which HTFI agreed to transfer all of its interests in a joint venture with Baldor Electric Company (“Baldor”) to HTFE. In exchange for the transfer of the interests in the joint venture, HTFE agreed to cause its publicly traded holding company to issue 1,000,000 shares of its common stock to HTFI as a payment for the transfer of the joint venture interests. On May 12, 2005, HTFE and the Company signed a written Consent amending the Share Transfer Agreement whereby HTFE and the Company agreed that the Company is to issue 786,885 shares of the Company’s common stock for the transfer of HTFE’s interest in the joint venture, as opposed to the 1,000,000 shares as set forth in the original Share Transfer Agreement dated January 12, 2005. The Chief Executive Officer and Chairman of the Company and the Company’s majority stockholder is also the principal owner of HTFI. The joint ventures transaction was initially recorded at the historical cost as the exchange took place between entities under common control.

The details of assets and liabilities acquired under the Joint Venture are as follows:

Property & equipment, net	$3,392,785
Intangible assets, net	225,215
Total Assets	$3,618,000
Minority Interest	$1,218,000

Intangible assets, net

The Share Transfer Agreement was terminated effective November 20, 2005 (see note 1).

17. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

PART I. FINANCIAL INFORMATION

Item 1.  Financial Statements
HARBIN ELECTRIC, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

As of June 30, 2006
ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$11,494,797
Accounts receivable, net of allowance for uncollectible accounts of $30,000	8,395,448
Inventory	908,562
Advances to suppliers	4,601,117
Prepaid expenses	5,096
Total current assets	25,405,020

PROPERTY AND EQUIPMENT, net	7,876,280

INTANGIBLE ASSETS, net	306,630
TOTAL ASSETS	$33,587,930

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$773,663
Payment in advance	673,924
TOTAL CURRENT LIABILITIES	1,447,587

STOCKHOLDERS' EQUITY
Common stock, .00001 par value; authorized shares 100,000,000; issued and outstanding 16,600,451 shares	166
Additional paid in capital	11,627,676
Statutory reserves	2,967,560
Accumulated other comprehensive income	732,650
Retained earnings	16,812,292
Total stockholders' equity	32,140,344

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$33,587,930

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HARBIN ELECTRIC, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	FOR THE SIX MONTH		FOR THE THREE MONTH
	PERIODS ENDED		PERIODS ENDED
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Net revenue	$18,590,003	$9,402,739	$9,711,345	$5,274,442
Cost of revenue	9,515,476	4,598,080	4,910,553	2,520,020
Gross profit	9,074,527	4,804,659	4,800,791	2,754,422
Operating expenses:
Selling expenses	424,606	124,333	216,600	17,745
General and administrative expenses	1,833,000	394,001	924,243	142,301
Total operating expenses	2,257,607	518,334	1,140,842	160,046
Income from operations	6,816,920	4,286,325	3,659,949	2,594,376
Non-operating Income
Realized gain on sale of marketable securities	571,143	—	—	—
Other income (expense)	53,148	—	(914)	—
Interest income	31,030	14,118	18,709	13,824
Net income	7,472,241	4,300,443	3,677,744	2,608,200
Other comprehensive item:
Unrealized gain on marketable securities	—	(145,645)	—	—
Translation gain	322,355	—	80,612	—
Reclassification adjustment for gains on sale of marketable securities	(587,171)	—	—	(159,645)
Comprehensive Income	$7,207,425	$4,154,798	$3,758,355	$2,448,555
Basic weighted average shares outstanding	16,600,451	15,000,450	16,600,451	15,000,450
Basic net earnings per share	$0.45	$0.29	$0.22	$0.17
Diluted weighted average shares outstanding	17,245,535	15,125,588	17,350,758	15,125,588
Diluted net earnings per share	$0.43	$0.28	$0.21	$0.17

The accompanying notes are an integral part of these consolidated financial statements.

HARBIN ELECTRIC, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	FOR THE SIX MONTH PERIODS ENDED
	June 30, 2006	June 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,472,241	$4,300,443
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	146,512	211,290
Realized gain on sale of marketable securities	(571,143)	—
Stock based compensation	330,000	—
(Increase) decrease in current assets:
Accounts receivable	(2,490,257)	(1,900,326)
Inventory	444,295	1,411
Advances to suppliers	(1,826,602)	(1,183,090)
Other assets	(960)	—
Increase in current liabilities:
Accounts payable	583,747	414,336
Payment in advance	670,950	—
Accrued expenses	—	(116,650)
Net cash provided by operating activities	4,758,783	1,727,414

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable securities	1,093,165	—
Acquisition of intangible assets	—	(266,200)
Acquisition on property & equipment	(175,582)	(210,888)
Net cash provided by (used in) investing activities	917,583	(477,088)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due to related party	—	87,360
Advances to related party	—	206,309
Net cash provided by financing activities	—	293,669

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	79,412	—

NET INCREASE IN CASH & CASH EQUIVALENTS	5,755,778	1,543,995

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	5,739,019	2,210,803

CASH & CASH EQUIVALENTS, END OF PERIOD	$11,494,797	$3,754,798

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HARBIN ELECTRIC, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE PERIOD ENDED JUNE 30, 2006

	Common Stock
	Number of shares	Amount	Additional paid in capital	Subscription receivable	Shares to be issued	Statutory reserves	Other comprehensive income (loss)	Retained earnings (deficit)	Total stockholders' equity
Balance as of December 31, 2003	1,357,466	$14	$725,986	$—	$—	$—	$—	$(3,880)	$722,120

Issuance of subsidiary's stock	10,642,534	106	5,771,736	(4,862,256)	—	—	—	—	909,586

Accrued interest on subscription receivable	—	—	125,859	(125,859)	—	—	—	—	—

Unrealized loss on investment	—	—	—	—	—	—	(102,245)	—	(102,245)

Net income for the year ended December 31, 2004	—	—	—	—	—	—	—	2,311,333	2,311,333

Allocation to statutory reserves	—	—	—	—	—	346,700	—	(346,700)	—

Balance as of December 31, 2004	12,000,000	120	6,623,581	(4,988,115)	—	346,700	(102,245)	1,960,753	3,840,794

Recapitalization on reverse acquisition	3,000,451	30	(30)	—	—	—	—	—	—

Forward stock split				—		—	—	—	—

Shares to be issued (786,000) for acquisition of JV	—		—	—	—	—	—	—	—

Subscription receivable exchange for Property & equipment	—	—	—	4,862,256	—	—	—	—	4,862,256

Accrued interest on subscription receivable	—	—	(125,859)	125,859	—	—	—	—	—

Shares issued for cash	1,600,000	16	4,799,984	—	—	—	—	—	4,800,000

Allocation to statutory reserves	—	—	—	—	—	1,500,024	—	(1,500,024)	—

Items of other comprehensive income:

Unrealized gain on investment	—	—	—	—	—	—	587,171	—	587,171

Shares to be issued for Joint Venture	—	—	—	—	—	—	—	—	—

Foreign currency translation	—	—	—	—	—	—	512,540	—	512,540

Net income for the year ended December 31, 2005	—	—	—	—	—	—	—	10,000,158	10,000,158

Balance as of December 31, 2005	16,600,451	166	11,297,676	—	—	1,846,724	997,466	10,460,887	24,602,919

Allocation to statutory reserves		—	—	—	—	1,120,837	—	(1,120,837)	—

Stock option vested		—	330,000	—	—	—	—	—	330,000

Unrealized gain on investment		—	—	—	—	—	(587,171)	—	(587,171)

Foreign currency translation		—	—	—	—	—	322,355	—	322,355

Net income for the six month period ended June 30, 2006		—	—	—	—	—	—	7,472,241	7,472,241

Balance as of June 30, 2006	16,600,451	$166	$11,627,676	$—	$—	$2,967,560	$732,650	$16,812,292	$32,140,344

The accompanying notes are an integral part of these unaudited consolidated financial statements.

1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

Harbin Tech Full Electric Co., Ltd. (“HTFE”) was incorporated and formerly known as Harbin Tech Full Technology Development Co., Ltd. (“HTFTD”). On July 12, 2004, the Board of Directors of HTFTD approved to change the name of HTFTD to Harbin Tech Full Electric Co., Ltd. HTFE is engaged in the business of manufacturing and marketing of Linear Motors and special electric motors. HTFE has domestic patents for commercial applications of linear motors.

Tech Full International, Inc. (“TFI”) was a Delaware corporation, incorporated on August 24, 2004. TFI was a non-operative holding company of HTFE.

On August 31, 2004, TFI entered into an agreement with all the shareholders of HTFE to exchange all of the outstanding stock of TFI for all the outstanding stock of HTFE. After the consummation of the agreement, the former shareholders of HTFE owned 1,500 shares of common stock of TFI, which represented 100% of TFI’s issued and outstanding shares. For U.S. Federal income tax purposes, the transaction is intended to be qualified as a tax-free transaction under section 351 of the Internal Revenue Code of 1986, as amended.

The exchange of shares between TFI and the shareholders of HTFE has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of HTFE obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of HTFE, with HTFE being treated as the continuing entity.  The historical financial statements presented are those of HTFE. The continuing company has retained December 31 as its fiscal year end. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.

On January 24, 2005, the TFI consummated a merger agreement with Torch Executive Services Ltd. ("Torch"), a Nevada corporation, under which Torch issued 8,000,000 shares of Torch to the shareholders of TFI, and under which TFI merged into Torch Subsidiary, Inc., a Delaware corporation (“TSI”) and an acquisition subsidiary of Torch, with TSI being the surviving entity. Subsequently, the TSI changed its name to Advanced Electric Motors, Inc. (“AEM”). As a part of the merger, Torch cancelled 5,000,000 shares of its issued and outstanding stock owned by its former president. The exchange of shares with Torch has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of TFI obtained control of Torch. Accordingly, the merger of the two companies has been recorded as a recapitalization of TFI, with TFI being treated as the continuing entity. The financial statements of legal acquiree are not significant; therefore, no pro forma financial information is submitted.

Torch was incorporated in the State of Nevada on July 9, 2003. Torch was a development stage company in the business of providing luxury travel and concierge services on a personalized one-to-one basis as well as through the internet.

As a part of the merger, Torch was renamed to Harbin Electric, Inc. (the “Company”) and the Company declared a stock dividend of one-half share on each share of its common stock outstanding for all shareholders on record as of January 26, 2005. All per share data including earnings per share has been retroactively restated to reflect the stock split.

In connection with the transactions described above, the Company changed its fiscal year end to December 31.

Joint Venture with Baldor Electric Company

On January 12, 2005, HTFE entered into an agreement with Harbin Tech Full Industry Co., Ltd. ("HTFI"), pursuant to which HTFI agreed to transfer all of its interests in a joint venture with Baldor Electric Company (“Baldor”) to HTFE. In exchange for the transfer of the interests in the joint venture, HTFE agreed to cause its publicly traded holding company to issue 1,000,000 shares of Harbin Electric, Inc.'s common stock to HTFI as a payment for the transfer of the joint venture interests. On May 12, 2005, HTFE and the Company signed a written Consent amending the Share Transfer Agreement whereby HTFE and the Company agreed that the Company is to issue 786,885 shares of the Company’s common stock for the transfer of HTFE’s interest in the joint venture, as opposed to the 1,000,000 shares as set forth in the original Share Transfer Agreement dated January 12, 2005.

In accordance with the Joint Venture Agreement, HTFI has a 65% equity ownership in the joint venture and Baldor has the remaining 35%. HTFI will receive 55% of the profits from the joint venture with the remainder of the profits going to Baldor. The Chief Executive Officer and Chairman of the Company and the Company’s majority shareholder is also the principal owner of HTFI.

Effective as of November 20, 2005, HTFI, HTFE and the Company signed a written consent to terminate the Share Transfer Agreement which was dated as of January 12, 2005, and amended and restated as of May 12, 2005. The initial transaction was recorded at the carrying value in the books of HTFE in accordance with FAS 141 as the transaction was between entities under common control. On termination, the joint venture was deconsolidated, the initial transaction was reversed and no gain or loss was recorded. The joint venture had no operations during the year 2005 and six month period ended June 30, 2006. The shares contemplated in the transaction were never issued.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results for any future period. These statements should be read in conjunction with the Company's audited financial statements and notes thereto for the fiscal year ended December 31, 2005. The results of the six month periods ended June 30, 2006 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2006.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. The Company had accounts receivable of $8,395,448 as of June 30, 2006. Allowance for doubtful debts amounted to $30,000 as of June 30, 2006.

Advances to suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers amounted to $4,601,117 as of June 30, 2006.

Investment in marketable securities

Securities available for sale are carried at fair value with unrealized gains and losses reported as other comprehensive income in the stockholders’ equity section of the balance sheet. Realized gains and losses on securities available for sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment in other comprehensive income. Gains and losses on the sale of available for sale securities are determined using the specific-identification method.

The total proceeds from the sale of marketable security were $1,093,165 during the six month period ended June 30, 2006 and the realized gain was $571,143. The company determines cost on specific identification method. The reclassification adjustment in the statement of operations and comprehensive income relates to the release of unrealized gain on marketable securities on the marketable securities sold during the period. As of June 30, 2006, the Company did not have any marketable securities on hand.

Inventory

Inventory is composed of raw material for manufacturing the electrical motor, work in process, and finished goods. Inventory is valued at the lower of cost or market value using weighted average method. The management compares the cost of inventory with the market value and allowance is made for writing down the inventory to its market value, if lower. Inventory amounted to $908,562 as of June 30, 2006.

Revenue recognition

The Company’s revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Revenue from sales requiring installment services is recognized as the installments are performed. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as payment in advance.

Income taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

According to the Provisional Regulations of the People's Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company has been approved by the local tax bureau and the Management Regulation of Harbin Economic and Technological Development Zone for the reporting period. The Company is exempted from income tax from July 1, 2004 through June 30, 2006. According to the “Foreign Invested Enterprise and Foreign Enterprise Income Tax Law of People’s Republic of China” and its implementation rules, the Company is exempted from income tax prolong through December 31, 2007.

Fair value of financial instruments

Statement of financial accounting standard No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Foreign currency transactions and comprehensive income (loss)

Assets and liabilities in foreign currency are recorded at the balance sheet date at the rate prevailing on that date. Items of income statement are recorded at the average exchange rate. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet, as component of comprehensive income. The functional currency of the Company is Chinese Renminbi.

Segment reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information," requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS 131 has no effect on the Company's financial statements as substantially all of the Company's operations are conducted in one industry segment. The Company consists of one reportable business segment. All of the Company's assets are located in People's Republic of China.

Recent pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006.

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's first quarter of fiscal 2006.

In June 2005, the EITF reached consensus on Issue No. 05-6, determining the Amortization Period for Leasehold Improvements ("EITF 05-6"). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its consolidated financial position or results of operations.

In March 2006, FASB issued SFAS 156, “Accounting for Servicing of Financial Assets.” This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, ” with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.	Permits an entity to choose “ Amortization Method ” or “ Fair Value Measurement Method ” for each class of separately recognized servicing assets and servicing liabilities:

4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a service elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the consolidated financial statements.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

3.  PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, HTFE. All significant inter-company accounts and transactions have been eliminated in consolidation.

4. MAJOR CUSTOMERS AND VENDORS

Four major customers accounted for 81% of the net revenue for the six month period ended June 30, 2006. One major customer accounted for 31% of the net revenue for the six month period ended June 30, 2006. At June 30, 2006, the total receivable balance due from these customers was $7,519,460. Two major customers accounted for 81% of the net revenue for the six month period ended June 30, 2005. At June 30, 2005, the total receivable balance due from these two customers was $1,303,170 and $594,171, respectively.

Four vendors provided 86% of the Company’s purchase of raw materials for the six month period ended June 30, 2006. The Company’s accounts payable to these vendors was $0 at June 30, 2006. Three vendors provided 84% of the Company’s raw materials for the six month period ended June 30, 2005. The Company’s accounts payable to these vendors was $1,815 at June 30, 2005.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

In addition, the Company enters into non-cancelable purchase commitments with its vendors. As of December 31, 2004, December 31, 2005, March 31, 2006, and June 30, 2006, the Company was obligated under the non cancelable commitments to purchase materials amounting to $223,000, $793,000, $428,000, and $670,400, respectively.

5.  INTANGIBLE ASSETS

Intangible assets consist of Patents. The Company is amortizing the intangible assets over 3 year period. The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. As of June 30, 2006, no impairment of intangible assets has been recorded.

Net intangible assets at June 30, 2006 were as follows:

Patents	$398,044
Less accumulated amortization	(91,414)

$306,630

Amortization expense for the six month periods ended June 30, 2006 and June 30, 2005 amounted to $28,432 and $26,172, respectively.

Amortization expense for the Company’s current amortizable intangible assets over the next five twelve month periods is estimated to be: 2007 -$60,145; 2008 -$60,145; 2009 -$60,145; 2010 -$60,145; and 2011 -$10,024.

6. STOCKHOLDERS’ EQUITY

Harbin Tech Full Electric Co. Ltd. (“HTFE”) was founded in the People’s Republic of China on April 10, 2003. Upon its inception, HTFE issued 6,000,000 shares of its common stock for $726,000 to four shareholders. On July 12, 2004, HTFE issued 47,000,000 shares of its common stock for subscription receivable of $5,771,842 from a related party. Immediately after the issuance, HTFE had 53,000,000 shares of stock issued and outstanding. Through December 31, 2004, HTFE had subscription receivable $4,862,256 from its shareholders. The Company accrued interest at 5.86% on the subscription receivable amounting to $125,859 through December 31, 2004. The Company completed the process of acquiring the plant facility in exchange of the subscription receivable in the beginning of year 2005. This transaction was with a company owned by the majority shareholder of the Company. Because the transfer of assets was between entities under common control, the assets were recorded at cost which was the carryover basis in the books of HTFE.

On August 31, 2004 all shareholders of HTFE entered into an agreement with Tech Full International, Inc. (TFI) to exchange all of their outstanding shares of HTFE for 1,500 shares of common stock of TFI which constituted 100% of TFI’s issued and outstanding shares. After the consummation of the agreement, the former shareholders of HTFE owned all outstanding and issued shares of TFI.

On January 12, 2005, TFI and its shareholders entered into a merger agreement (“Merger Agreement”) with Torch Executive Services, Inc. (Torch) and a wholly owned subsidiary of Torch, Torch Subsidiary, Inc. (“TSI”). At the closing which occurred on January 24, 2005, TFI was merged with and into TSI and the separate existence of TFI ceased. On the date of the merger, there were 7,000,300 shares of common stock of Torch outstanding. As a part of the merger, 8,000,000 restricted shares of Torch were issued to the shareholders of TFI and the former president, sole director and majority shareholder of Torch returned 5,000,000 shares of Torch to the treasury which was subsequently cancelled. After the merger, there were 10,000,300 shares of stock of Torch outstanding.

On January 24, 2005 the Company declared a stock dividend of one-half share for each share of its stock outstanding to all stockholders of record as of January 26, 2005, after the Merger Agreement. The stock dividend was payable on January 27, 2005. The Company has a total of 16,600,451 shares of common stock outstanding as of December 31, 2005.

On January 12, 2005 HTFE entered into an agreement with related party Harbin Tech Full Industry Co., Ltd. (“HTFI”), pursuant to which HTFI agreed to transfer all of its interests in joint venture with Baldor Electric Company to HTFE in exchange for the Company to issue 1,000,000 shares of its common stock to HTFI. On May 12, 2005, HTFE and the Company signed a written Consent amending the Share Transfer Agreement whereby HTFE and the Company agreed that the Company is to issue 786,885 shares of the Company’s common stock for the transfer of HTFE’s interest in the joint venture, as opposed to the 1,000,000 shares as set forth in the original Share Transfer Agreement dated January 12, 2005. The Company allocated 786,885 shares of its common stock for issuance in connection with the transfer of the joint venture interest. The shares have not been issued as of December 31, 2005. As the transaction was between entities under common control, the transaction was recorded at the historical cost basis The Company issued shares at fair value equal to the recorded cost On November 20 2005, HTFI, HTFE and the Company signed a written consent to terminate the Share Transfer Agreement (see note 1).

On August 31, 2005, Harbin Electric, Inc. entered into Securities Purchase Agreements with institutional investors and other accredited investors to sell an aggregate of 1,600,000 shares of the Company’s common stock, par value $0.00001 at a price of $3.00 per share together with options to purchase an aggregate of 480,000 shares of common stock at $3.50 per share (the "Private Placement"). The Private Placement is being entered into pursuant to Regulation D of the Securities Act of 1933. The options have registration rights, however, there is no penalty or liquidated damages clause if the Company fails to register the shares upon exercise of the options. The Company is not obligated to buy back the options. Accordingly, in accordance with EITF 00-19, the options are classified as equity. The fair value of the options was calculated using the Black-Scholes options pricing model using the following assumptions: Volatility 66%; risk free interest rate 4.13%, dividend yield of 0% and expected term of 5 years.

Following is a summary of the stock options (non-compensatory options) activity:

	Options outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, December 31, 2005	480,000	$3.50	$2,182,090
Granted	—
Forfeited	—	—	—
Exercised	—	—	—
Outstanding, June 30, 2006	480,000	$3.50	$2,783,478

Following is a summary of the status of options (non-compensatory options) outstanding at June 30, 2006:

Outstanding Options			Exercisable Options
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Excercise Price
$3.50	480,000	4.17	$3.50	480,000	$3.50

On September 18, 2005, the Company received $4,800,000 from the Private Placement. HTFE’s total registered capital as of June 30, 2006 has been increased to $11,200,000.

7. STOCK-BASED COMPENSATION PLAN

In May 2005 the Board of Directors of the Co mpany adopted and approved the 2005 Stock Option Plan (the “Plan”) which authorized the issuance of up to 1,500,000 shares under the Plan.

On January 31, 2005, the Company granted a total of 150,000 stock options to purchase shares of its common stock to three directors of the Company under the Company's 2005 Stock Option Plan, pursuant to a written agreement (the "Agreement"). The option terminates five (5) years from the date of grant. Per the Agreement, option shall become exercisable during the term that Optionee serves as a Director of the Company as follows: (i) 50% of the shares of Stock subject to this Option became exercisable immediately as of the date of this Agreement; and (ii) the balance of the shares of Stock subject to this Option shall become exercisable in eight (8) equal quarterly installments of three thousand one hundred twenty five (3,125) shares of Stock subject to this Option, the first installment to be exercisable as of the last day of the first quarter of calendar year 2005, with an additional 3,125 of such Shares becoming exercisable as of the last day of each subsequent quarter. The Company granted to Optionee the right to purchase the number of shares of Stock set forth in the Agreement, for cash (or other consideration as is authorized under the Plan and acceptable to the Board of Directors of the Company, in their sole and absolute discretion) at $3.10 per share (the "Exercise Price"), such price being not less than eighty-five percent (85%) of the fair market value per share of the Shares covered by this Option as of the date of the Agreement. The options were valued using the Black-Scholes option pricing model using the following assumptions: Volatility 66%; risk free interest rate 4.13%, dividend yield of 0% and expected term of 5 years.

On September 26, 2005, the Company granted options (the “Options”) to purchase 250,000 shares of the Company's common stock (the “Common Stock”) at an exercise price $3.93 per share, the closing price on September 23, 2005. One-fifth (1/5) of the Options (50,000 shares) have been vested immediately. The remaining Options shall vest over a 3-year period, with 13.33% (33,333 shares) vesting on the 180th day of the Effective Date and the balance vesting thereafter on a semi-annual basis, proportionately over the course of the following three (3) years. The options were valued using the Black-Scholes option pricing model using the following assumptions: Volatility 66%; risk free interest rate 4.13%, dividend yield of 0% and expected term of 3 years.

During the six month period ended June 30, 2006, the Company issued 480,000 options to employees and 20,000 options to two directors. The options vest over a period of three years and have a life of 5 years. The Company recorded $198,000 of compensation based on the fair value method under FAS 123R using the following assumptions: Volatility of 66%, risk free interest rate of 4.13%, dividend yield of 0% and expected life of 5 years. No estimate of forfeitures was made as the Company has a short history of granting options.

The Company adopted SFAS No. 123-R effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense recognized in the six month period ended June 30, 2006 includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123-R and the fair value of options granted before January 1, 2006 that have vested during the six month period ended June 30, 2006.

Prior to January 1, 2006, the Company measured stock compensation expense using the intrinsic value method of accounting in accordance with Accounting Principles Board (APB) Opinion No. 25, “ Accounting for Stock Issued to Employees,” and related interpretations (APB No. 25). Thus, expense was generally not recognized for the Company’s employee stock option and purchase plans.

Following is a summary of the stock option activity:

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, December 31, 2005	400,000	$3.55	$1,818,409
Granted	500,000	$8.10	$1,450,000
Forfeited	—	—	—
Exercised	—	—	—
Outstanding, June 30, 2006	900,000	$5.20	$5,219,022

Following is a summary of the status of options outstanding at June 30, 2006:

Outstanding Options			Exercisable Options
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Exercise Price
$3.10	150,000	3.59	$3.10	131,250	$3.10
$3.93	250,000	2.24	$3.93	83,333	$3.93
$8.10	500,000	4.60	$8.10	69,444	$8.10

Impact of adoption of SFAS No. 123-R in 2006

Stock compensation expense measured in accordance with SFAS No. 123-R totaled approximately $330,000 or $ 0.02 per basic and diluted share in the six month period ended June 30, 2006. The adoption of SFAS No. 123-R resulted in increased expense of approximately $330,000 as compared to the stock compensation expense that would have been recorded pursuant to APB No. 25. In the six month period ended June 30, 2005, no expense was recorded as the Company did not have any stock options awarded during that period that had material intrinsic value.  Had the fair value method been adopted during the six month period ended June 30, 2005, pro forma net income and earnings per share would have been as follows: ($ in thousands, except per share amounts):

Six month period ended June 30, 2005
Net Income - as reported	$4,300
Stock-Based employee compensation expense included in reported net income, net of tax	—
Total stock-based employee compensation under fair-value-based method for all rewards, net of tax	(182)
Pro forma net income	$4,118

Earnings per share:	Six month period ended June 30, 2005

Basic, as reported	$0.29
Diluted, as reported	$0.28
Basic, pro forma	$0.27
Diluted, pro forma	$0.27

Methods of estimating fair value

Under both SFAS No. 123-R and under the fair value method of accounting under SFAS No. 123 (i.e., SFAS No. 123 Pro Forma), the fair value of restricted stock is determined based on the number of shares granted and the quoted price of the Company’s common stock on the date of grant. The fair value of stock options is determined using the Black-Scholes model.

Under SFAS No 123-R, the Company’s expected volatility assumption is based on the historical volatility of Company’s stock. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock compensation expense recognized in the first quarter of 2006 is based on awards expected to vest, and there were no estimated forfeitures as the Company has a short history of issuing options. SFAS No. 123-R requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

8. SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

The Company paid $0 for interest and income tax during the six month periods ended June 30, 2006 and 2005.

9. STATUTORY COMMON WELFARE FUND

As stipulated by the Company Law of the People’s Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)	Making up cumulative prior years’ losses, if any;

(ii)
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

(iii)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

(iv)	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

The Company established a reserve for the annual contribution of 5% of net income to the welfare fund. Statutory common welfare fund amounted to $989,187 and $327,283, as of June 30, 2006 and 2005, respectively.

10.  STATUTORY RESERVE

In accordance with the Chinese Company Law (note 9), the Company has allocated 10% of its annual net income, as statutory surplus reserve. Statutory surplus reserve amounted to $1,978,373 and $664,483, as of June 30, 2006 and 2005, respectively.

The Statutory surplus reserve and statutory common welfare fund are aggregated on the balance sheet as Statutory Reserve.

11. EMPLOYEE PENSION

The employee pension in Harbin generally includes two parts: The first part to be paid by the Company is 20% of the employees’ actual salary in the prior year. If the average salary falls below $1,165 for each individual, $1,165 will be used as the basis. The other part paid by the employees is 8% of actual salary with the same minimum requirement. The Company made no contributions of employment benefits, including pension in the six month period ended June 30, 2005. The Company made $ 10,767 in contributions of employment benefits, including pension in the six month period ended June 30, 2006.

12. EARNINGS PER SHARE

Earnings per share for six month periods ended June 30, 2006 and 2005 were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding.

The following is an analysis of the differences between basic and diluted earnings per common share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share.”

	For the six month periods ended June 30
	2006	2005
Basic weighted average common shares outstanding	16,600,451	15,000,450
Effect of dilutive securities:
Stock options	645,084	125,138
Diluted weighted average common shares outstanding	17,245,535	15,125,588

13. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

14. RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform to the six month periods ended June 30, 2006 presentation.

15.   LEGAL PROCEEDINGS

From time to time, the Company becomes involved in various lawsuits and legal proceedings which arise in the ordinary course of business.

Following is the summary of the current litigation as of June 30, 2006.

Leong Sing Lye v. Harbin Electric, Inc. United States District Court, District of Nevada, Case No. 2:06-CV-00796

In June 2006 Leong Sing Lye ("Lye") filed a complaint against the Company seeking specific performance and related relief arising of a so called Appointment Agreement. Pursuant to this action Lye claims to have been appointed as the Company's Consultant of Corporate Strategy. The Company has filed an answer to Lye's Complaint denying the material allegations thereof and a counterclaim against Lye for fraud and related claims.

No discovery has yet been conducted and the case is in its very preliminary stages. The Company intends to defend against Lye's Complaint and pursue its Counterclaim.

16.  SUBSEQUENT EVENTS

On August 2, 2006, the Company, Citadel Equity Fund Ltd. (“Citadel”) and Merrill Lynch International (“Merrill Lynch” and, together with Citadel, the “Investors”) entered into an indicative financing term sheet dated as of August 2, 2006 (the “Term Sheet”). The Term Sheet relates to the proposed issuance of Senior Secured Notes in an aggregate principal amount of $50 million (the “Notes”).

As set forth in the Term Sheet, Citadel intends to subscribe to $38.0 million of the principal amount of the Notes, with such Notes having a maturity date that is six years from the date of issue (the “2012 Notes”), and Merrill Lynch intends to subscribe to $12 million of the principal amount of the Notes, with such Notes having a maturity date that is four years from the date of issue (the “2010 Notes”). The 2010 Notes and the 2012 Notes will each be issued under an indenture to be entered into among the Company, Advanced Electric Motors, Inc., a wholly-owned subsidiary of the Company, as guarantor, and a trustee for the Notes.

The Term Sheet also provides that, concurrent with the issuance of the Notes, the Company shall grant to (a) Merrill Lynch fully detachable warrants on the Company’s common stock with a maturity date that is three years from the date of issuance of the Notes and (b) Citadel fully detachable warrants on the Company’s common stock with a maturity that is six years from the date of issuance of the Notes (collectively, the “Warrants”). The Warrants are to be exercisable at the option of the Warrant holders beginning on the date of issuance through the maturity date of each Warrant. In connection with the issuance of the Warrants, the Company has agreed to file a shelf registration statement covering the resale of the shares underlying the Warrants.

Under the Term Sheet, any failure by the Company to perform or consummate its obligations or agreements, or any breach by the Company of its obligations, under the Term Sheet shall result in the Company being liable to pay a cash break-up fee equal to 7.5% of the principal amount of the Notes within seven days of the date of the breach of obligation or failure to perform.

The respective obligations of the Company to issue and the Investors to purchase the Notes are subject to the conditions set forth in the Term Sheet, including the execution of definitive legal documentation and satisfactory completion by the Investors of their due diligence investigation.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The Company has not had any changes in or disagreements with its independent accountants.

PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article XII of the Articles of Incorporation of the Company, filed as Exhibit 3.1 to the Registration Statement.

2.	Section 10 of the Bylaws of the Company, filed as Exhibit 3.2 to the Registration Statement.

3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a controlling person, officer or director from liability, thereby making the Company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a list of the estimated expenses to be incurred, all of which will be paid by the Registrant, in connection with the preparation and filing of this Registration Statement.

ITEM	AMOUNT ($)
SEC Registration Fee	$3,202
Legal Fees	40,000
Printing and Engraving Costs	1,000
Miscellaneous	798
Total	$45,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The Company has sold the following securities within the past three years that were not registered under the Securities Act of 1933:

On April 10, 2003, its inception date, Harbin Tech Full Electric Co. Ltd. (“HTFE”) issued 6,000,000 shares of its common stock for $726,000 to four stockholders. On July 12, 2004, HTFE issued 47,000,000 shares of its common stock to Harbin Tech Full Industry Co., Ltd., an entity controlled by Mr. Tianfu Yang, for a subscription receivable of $5,771,842. Immediately after the issuance, HTFE had 53,000,000 shares of stock issued and outstanding. As contemplated by Rule 901 under the Securities Act, all such sales were by a foreign private issuer pursuant to transactions with non-U.S. Persons made outside of the United States and are deemed not to be “sales” for purposes of Section 5 of the Securities Act.

On August 31, 2004, all stockholders of HTFE entered into an agreement with Tech Full International, Inc. (“TFI”) to exchange all of their outstanding shares of HTFE for 1,500 shares of common stock of TFI which constituted 100% of TFI’s issued and outstanding shares. After the consummation of the agreement, the former stockholders of HTFE owned all outstanding and issued shares of TFI. Such exchanges were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereunder.

On January 12, 2005, TFI and its stockholders entered into a merger agreement (“Merger Agreement”) with Torch Executive Services, Inc. (“Torch”) and a wholly owned subsidiary of Torch, Torch Subsidiary, Inc. (“TSI”). At the closing which occurred on January 24, 2005, TFI was merged with and into TSI and the separate existence of TFI ceased, and pn the date of the merger, there were 7,000,300 shares of common stock of Torch outstanding. As a part of the merger, 8,000,000 restricted shares of Torch were issued to the stockholders of TFI and the former president, sole director and majority stockholder of Torch returned 5,000,000 shares of Torch to the treasury which was subsequently cancelled. Such issuances were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereunder. After the merger, there were 10,000,300 shares of stock of Torch outstanding.

On January 24, 2005, the Company declared a stock dividend of 0.5 share for each share of its stock outstanding to all stockholders of record as of January 26, 2005. The stock dividend was payable on January 27, 2005.

Pursuant to the Company’s Stock Option Plan, on January 31, 2005, the Company granted options to purchase 50,000 shares of common stock to each of Chan Ching Chuen, David Gatton and Patrick McManus, each a director of the Company. The exercise price for the stock options was $3.10 per share. Fifty percent (50%) of the options were exercisable immediately, with the balance to vest and become exercisable in eight (8) equal quarterly installments of 3,125 over the next two (2) years, beginning on March 31, 2005. The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701.

On August 31, 2005, Harbin Electric, Inc. entered into Securities Purchase Agreements with institutional investors and other accredited investors to sell an aggregate of 1,600,000 shares of the Company’s common stock, par value $0.00001 per share, at a price of $3.00 per share together with options to purchase an aggregate of 480,000 shares of common stock at $3.50 per share (the “Private Placement”). The Private Placement was entered into pursuant to Regulation D of the Securities Act of 1933.

On October 12, 2005, the Company and Mr. Barry Raeburn entered into an employment agreement (the “Employment Agreement”). Pursuant to the terms and conditions of the Employment Agreement, the Company agreed to grant options to Mr. Raeburn to purchase 250,000 shares of the Company’s common stock, at an exercise price of $3.93 per share, vesting over three years. The issuance of the above-described securities was deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701.

Pursuant to the Company’s Stock Option Plan, on February 6, 2006, the Company granted options to 37 employees and directors (including all directors and officers other than Mr. Ching Chuen Chan) options to acquire an aggregate of 500,000 shares of the Company’s common stock. The exercise price for the stock options was $8.10 per share. The options vest in 12 equal increments, with the initial 1/12 vesting on March 31, 2006. The issuance of the above-described securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701.

On August 29, 2006, the Company, Advanced Electric Motors, Inc. (the “Subsidiary”), one of the Company’s wholly-owned subsidiary of the Company, Citadel Equity Fund Ltd. (“Citadel”) and Merrill Lynch International (“Merrill Lynch” and, together with Citadel, the “Investors”) entered into a purchase agreement (the “Purchase Agreement”) relating to the purchase and sale of (a) $50.0 million aggregate principal amount of the Company's Guaranteed Senior Secured Floating Rate Notes (collectively, the “Notes”), of which (i) Citadel subscribed to $38.0 million of the principal amount of the Notes, which mature on September 1, 2012 (the “2012 Notes”), and (ii) Merrill Lynch subscribed to $12.0 million of the principal amount of the Notes, which mature on September 1, 2010 (the “2010 Notes”) and (b) fully detachable warrants (the “Warrants”) to purchase an aggregate of 3,487,368 shares of the Company's common stock, par value $0.00001 per share (the “Common Stock”), consisting of (i) six-year warrants to purchase an aggregate of 2,192,308 shares of Common Stock, at an exercise price of $7.80 per share (the “First Tranche 2012 Warrants”), (ii) six-year warrants to purchase an aggregate of 525,830 shares of Common Stock at an exercise price of $10.84 per share (the “Second Tranche 2012 Warrants”) and (iii) three-year warrants to purchase an aggregate of 769,230 shares of Common Stock at an exercise price of $7.80 per share (the “2009 Warrants”). The First Tranche 2012 Warrants and the Second Tranche 2012 Warrants were issued to Citadel, and the 2009 Warrants were issued to Merrill. The offer and sale of the Notes and Warrants were made in an offshore transaction pursuant to Regulation S under the Securities Act of 1933.

ITEM 27. EXHIBITS

3.1	Articles of Incorporation of the Company	Filed as Exhibit 3.1 to the registration statement on Form SB-2 filed with the Commission on October 10, 2003 and incorporated herein by reference.

3.2	Amended and Restated Bylaws of the Company	Filed as Exhibit 10.1 to the current report on Form 8-K filed with the Commission on July 6, 2005 and incorporated herein by reference.

5.1	Opinion of Reed Smith LLP	Previously filed.

10.1	Registration Rights Agreement dated as of August 31, 2005	Previously filed.

10.2	Common Stock Purchase Agreement dated as of August 31, 2005	Previously filed.

10.3	Option Agreement dated as of dated as of August 31, 2005	Previously filed.

10.4	Employment Agreement, dated October 12, 2005, between the Company and Mr. Barry Raeburn	Filed as Exhibit 10.1 to the current report on Form 8-K filed with the Commission on October 17, 2005 and incorporated herein by reference.

10.5	Term Sheet dated August 2, 2006	Filed as Exhibit 10.5 to the current report on Form 8-K filed with the Commission on August 2, 2006 and incorporated herein by reference.

10.6	Agreement on Cooperation between Harbin Tech Full Electric Co., Ltd. and Institute of Electrical Engineering of the Chinese Academy of Sciences	Filed as Exhibit 10.6 to the current report on Form 8-K filed with the Commission on August 25, 2006 and incorporated herein by reference.

10.7	Purchase Agreement among the Company, Advanced Electric Motors, Inc., Citadel Equity Fund Ltd. and Merrill Lynch International, dated August 29, 2006	Filed as Exhibit 4.1 to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.8	Indenture among the Company, Advanced Electric Motors, Inc. and The Bank of New York, as trustee, dated August 30, 2006	Filed as Exhibit 4.2 to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.9(a)	2010 Global Note	Filed as Exhibit 4.3(a) to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.9(b)	2012 Global Note	Filed as Exhibit 4.3(b) to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.10	Registration Rights Agreement between the Company and the Investors, dated August 30, 2006	Filed as Exhibit 4.4 to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.11	Share Pledge Agreement between the Company and The Bank of New York, as collateral agent, dated August 30, 2006	Filed as Exhibit 4.5 to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.12	Warrant Agreement between the Company and The Bank of New York, as warrant agent, dated August 30, 2006	Filed as Exhibit 4.6 to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.13(a)	Global First Tranche 2012 Warrants	Filed as Exhibit 4.7(a) to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.13(b)	Global Second Tranche 2012 Warrants	Filed as Exhibit 4.7(b) to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.13(c)	Global 2009 Warrants	Filed as Exhibit 4.7(c) to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.14	Voting Agreement among the Company, Tianfu Yang and Citadel Equity Fund Ltd., dated August 30, 2006	Filed as Exhibit 4.8 to the current report on Form 8-K filed with the Commission on September 1, 2001 and incorporated herein by reference.

10.15	Noncompetition Covenant and Agreement among Citadel Equity Fund Ltd., Merrill Lynch International and Tianfu Yang, dated August 30, 2006	Filed herewith as Exhibit 10.15

10.16	Agreement between Harbin Tech Full Electric Co., Ltd. and Shanghai Lingang Investment and Development Company Limited, dated September 8, 2006	Filed herewith as Exhibit 10.16

21.1	List of subsidiaries	Previously filed.

23.1	Consent of Reed Smith LLP (included in Exhibit 5.1)	Previously filed.

23.2	Consent of Kabani & Company, Inc.	Filed herewith as Exhibit 23.2.

ITEM 28. UNDERTAKINGS

(a)	We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

In addition, we hereby undertake:

(b)
That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(1)	If the Registrant is relying on Rule 430B:

(i)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2)	If the Registrant is subject to Rule 430C:

(i)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2/A and authorized this Registration Statement to be signed on its behalf by the undersigned on October 4, 2006.

Harbin Electric, Inc.

Date: October 4, 2006	/s/ Tianfu Yang
Tianfu Yang Chief Executive Officer, Director and Chairman of the Board (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: October 4, 2006	/s/ Tianfu Yang
Tianfu Yang Chief Executive Officer, Director and Chairman of the Board (Principal Executive Officer)

Date: October 4, 2006	/s/ Zedong Xu
Zedong Xu Chief Financial Officer (Principal Accounting Officer)

Date: October 4, 2006	/s/ Suofei Xu
Suofei Xu Vice President and Director

Date: October 4, 2006	/s/ Ching Chuen Chan
Ching Chuen Chan Director

Date: October 4, 2006	/s/ Patrick McManus
Patrick McManus Director

Date: October 4, 2006	/s/ David Gatton
David Gatton Director

EXHIBIT INDEX

3.1	Articles of Incorporation of the Company	Filed as Exhibit 3.1 to the registration statement on Form SB-2 filed with the Commission on October 10, 2003 and incorporated herein by reference.

3.2	Amended and Restated Bylaws of the Company	Filed as Exhibit 10.1 to the current report on Form 8-K filed with the Commission on July 6, 2005 and incorporated herein by reference.

5.1	Opinion of Reed Smith LLP	Previously filed.

10.1	Registration Rights Agreement dated as of August 31, 2005	Previously filed.

10.2	Common Stock Purchase Agreement dated as of August 31, 2005	Previously filed.

10.3	Option Agreement dated as of dated as of August 31, 2005	Previously filed.

10.4	Employment Agreement, dated October 12, 2005, between the Company and Mr. Barry Raeburn	Filed as Exhibit 10.1 to the current report on Form 8-K filed with the Commission on October 17, 2005 and incorporated herein by reference.

10.5	Term Sheet dated August 2, 2006	Filed as Exhibit 10.5 to the current report on Form 8-K filed with the Commission on August 2, 2006 and incorporated herein by reference.

10.6	Agreement on Cooperation between Harbin Tech Full Electric Co., Ltd. and Institute of Electrical Engineering of the Chinese Academy of Sciences	Filed as Exhibit 10.6 to the current report on Form 8-K filed with the Commission on August 25, 2006 and incorporated herein by reference.

10.7	Purchase Agreement among the Company, Advanced Electric Motors, Inc., Citadel Equity Fund Ltd. and Merrill Lynch International, dated August 29, 2006	Filed as Exhibit 4.1 to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.8	Indenture among the Company, Advanced Electric Motors, Inc. and The Bank of New York, as trustee, dated August 30, 2006	Filed as Exhibit 4.2 to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.9(a)	2010 Global Note	Filed as Exhibit 4.3(a) to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.9(b)	2012 Global Note	Filed as Exhibit 4.3(b) to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.10	Registration Rights Agreement between the Company and the Investors, dated August 30, 2006	Filed as Exhibit 4.4 to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.11	Share Pledge Agreement between the Company and The Bank of New York, as collateral agent, dated August 30, 2006	Filed as Exhibit 4.5 to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.12	Warrant Agreement between the Company and The Bank of New York, as warrant agent, dated August 30, 2006	Filed as Exhibit 4.6 to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.13(a)	Global First Tranche 2012 Warrants	Filed as Exhibit 4.7(a) to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.13(b)	Global Second Tranche 2012 Warrants	Filed as Exhibit 4.7(b) to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.13(c)	Global 2009 Warrants	Filed as Exhibit 4.7(c) to the current report on Form 8-K filed with the Commission on September 1, 2006 and incorporated herein by reference.

10.14	Voting Agreement among the Company, Tianfu Yang and Citadel Equity Fund Ltd., dated August 30, 2006	Filed as Exhibit 4.8 to the current report on Form 8-K filed with the Commission on September 1, 2001 and incorporated herein by reference.

10.15	Noncompetition Covenant and Agreement among Citadel Equity Fund Ltd., Merrill Lynch International and Tianfu Yang, dated August 30, 2006	Filed herewith as Exhibit 10.15

10.16	Agreement between Harbin Tech Full Electric Co., Ltd. and Shanghai Lingang Investment and Development Company Limited, dated September 8, 2006	Filed herewith as Exhibit 10.16

21.1	List of subsidiaries	Previously filed.

23.1	Consent of Reed Smith LLP (included in Exhibit 5.1)	Previously filed.

23.2	Consent of Kabani & Company, Inc.	Filed herewith as Exhibit 23.2.